UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)
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SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

March 26, 2024

Dear Shareholder:

You are invited to attend the virtual Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 10:00 a.m., Mountain Daylight Time on Tuesday, May 7, 2024. Shareholders can access, participate in, and vote at the virtual Annual Meeting at http://www.virtualshareholdermeeting.com/SKYW2024 by using the 16-digit control number included on the proxy card and the instructions accompanying the proxy materials.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

Your vote is very important. Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to virtually attend.

We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of these proxy materials and our 2023 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

We look forward to your attendance at the virtual Annual Meeting.

Sincerely,

Jerry C. Atkin

Board Chair

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF SKYWEST, INC.

Date:	Tuesday, May 7, 2024
Time:	10:00 a.m., Mountain Daylight Time (MDT)
Place:	http://www.virtualshareholdermeeting.com/SKYW2024
Agenda:	At the virtual Annual Meeting, shareholders will be asked to vote on the following proposals:
	1.	Election of seven directors of SkyWest, Inc. (the “Company”), to serve until the next Annual Meeting of the Company’s shareholders and until their successors are duly elected and qualified;
	2.	Advisory vote on the Company’s named executive officers compensation;
	3.	Approval of the SkyWest, Inc. Amended and Restated 2019 Long-Term Incentive Plan;
	4.	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;
	5.	The shareholder proposal described in this proxy statement, if properly presented at the Annual Meeting; and
	6.	Transaction of such other business that may properly come before the Annual Meeting and any adjournment thereof.

Who Can Vote:	Shareholders at the close of business on March 7, 2024.
How You Can Vote:	Shareholders may vote during the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors,

Jerry C. Atkin

Board Chair

March 26, 2024

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 7, 2024

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

SKYWEST, INC.

TUESDAY, MAY 7, 2024

OVERVIEW

Solicitation

This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the “Company” or “SkyWest”) are being mailed on or about March 26, 2024. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of the Company’s Shareholders to be held on May 7, 2024 at 10:00 a.m., Mountain Daylight Time (the “Meeting”). The Meeting will be held virtually at http://www.virtualshareholdermeeting.com/SKYW2024. The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Russell A. Childs and Robert J. Simmons) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the “Common Stock”) at the close of business on the record date of Thursday, March 7, 2024.

How many shares of Common Stock may vote at the Meeting?

As of March 7, 2024, there were 40,363,370 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with Zions First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote at the Meeting?

You may vote during the Meeting by virtually attending the Meeting via the Internet at http://www.virtualshareholdermeeting.com/SKYW2024 and following the instructions there. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy in advance of the Meeting using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

How do I attend the virtual Meeting?

Shareholders of record as of March 7, 2024 will be able to attend and participate in the virtual Meeting by accessing http://www.virtualshareholdermeeting.com/SKYW2024 and following the instructions there. To join the Meeting, you will need to have your 16-digit control number which is included on your notice or your proxy card (if you received a printed copy of the proxy materials).

Even if you plan to attend the Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you subsequently decide not to attend the Meeting.

Access to the Audio Webcast of the Meeting. The live audio webcast of the Meeting will begin promptly at 10:00 a.m., Mountain Daylight Time on May 7, 2024. We encourage shareholders to access the meeting website prior to the start time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the virtual Meeting to allow time for you to log in and test the computer audio system.

Log in Procedures. To attend the virtual Meeting, visit http://www.virtualshareholdermeeting.com/SKYW2024 to log in. Shareholders will need their unique 16-digit control number which appears on your notice (printed in the box and marked by the arrow) and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other agent as soon as possible and no later than April 23, 2024, so that you can be provided with a control number and gain access to the Meeting.

Technical Assistance. Beginning 15 minutes prior to the start of and during the virtual Meeting, we will have technicians ready to assist shareholders with any technical difficulties they may have accessing or hearing the Meeting. If you encounter any difficulties accessing the virtual Meeting during the check-in or meeting time, please call the technical support number available on the shareholder login site.

How do I submit questions for the Meeting?

If you wish to submit questions for the Meeting, you may do so until 11:59 p.m. Mountain Daylight Time on May 2, 2024, by logging into www.proxyvote.com and entering your control number included on your proxy materials. Once past the login screen, click on “Question for Management,” type in your question and click “Submit.”

Questions pertinent to meeting matters will be answered during the question and answer period immediately following the formal business portion of the Meeting. In order to give as many shareholders as possible the opportunity to ask questions, each shareholder will be limited to one question. Questions regarding personal matters, such as employment or service-related issues, or other matters not deemed pertinent to meeting matters or otherwise suitable for discussion at the meeting (in the discretion of the presiding officer at the meeting) will not be answered. Any questions suitable for discussion at the meeting that cannot be answered during the Meeting due to time constraints will be addressed after the meeting in the Investor Relations section of our website, inc.skywest.com. The questions and answers will be available as soon as practical after the Meeting and will remain available until two weeks after posting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all seven nominees for director.
Proposal 2—FOR the non-binding resolution to approve the compensation of the Company’s named executive officers.
Proposal 3—FOR the approval of the SkyWest, Inc. amended and restated 2019 Long-Term Incentive Plan.

Proposal 4—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Proposal 5—AGAINST the shareholder proposal described in this proxy statement.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to seven individual director nominees. You may vote for less than seven director nominees if you choose. You may also abstain from voting.

Proposals 2, 3, 4 and 5—You may cast your vote in favor of or against each proposal. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

What is the quorum requirement for the Meeting?

Under Utah law and the Company’s Amended and Restated Bylaws, the holders of a majority of the votes entitled to be cast on the matter constitutes a quorum. Therefore, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Meeting. If you submit a properly executed proxy via the Internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Meeting. The inspectors of election will determine whether a quorum is present and will tabulate the votes cast at the Meeting.

What vote will be required to approve each proposal?

Proposal 1 provides that, assuming a quorum is present at the Meeting, the seven director nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

Proposals 2, 3, 4 and 5 will be approved if, assuming a quorum is present at the Meeting, the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be deemed as “present” at the Meeting and will be counted for quorum purposes only. Abstentions and broker non-votes, if any, will not count as a vote cast as to any director nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. For purposes of the votes on Proposals No. 2, No. 3, No. 4 and No. 5 abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes on such proposals.

Can I change my vote?

You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

●	by mailing a revised proxy card to the Chief Financial Officer of the Company;
●	by changing your vote on the Internet website;
●	by using the telephone voting procedures; or
●	by attending the Meeting virtually and voting during the Meeting.

Who will count the votes?

Representatives from Zions First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The Company anticipates using a third-party service, Broadridge Financial Solutions, Inc., to facilitate the voting process. The inspectors of election will be present at the Meeting.

Will there be a list of shareholders entitled to vote at the Meeting?

Yes, the Company will make a shareholders’ list as of the close of business on March 7, 2024 available for inspection upon request at the Company’s principal office at 444 South River Road, St. George, Utah 84790, beginning two business days after the date of this Proxy Statement continuing through the Meeting and any meeting adjournments thereof. Such list will also be available during the Meeting on the online portal.

Who is soliciting these proxies and who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock. The solicitation of proxies may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a base fee of approximately $30,000, plus out-of-pocket expenses.

How are proxy materials being delivered?

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and the Company’s 2023 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including this Proxy Statement, the 2023 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight directors. All directors serve a one-year term and are subject to re-election each year. Jerry C. Atkin and Andrew C. Roberts are not standing for re-election at the Meeting. The Board has nominated Derek J. Leathers to stand for election as an independent director at the Meeting. As a result, the Company proposes to elect six of the eight current directors and one new director, in each case, to hold office until the 2025 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The seven nominees for election at the Meeting are listed below.

●	Russell A. Childs
●	Smita Conjeevaram
●	Derek J. Leathers
●	Meredith S. Madden
●	Ronald J. Mittelstaedt
●	Keith E. Smith
●	James L. Welch, Incoming Chair

All of the nominees (other than Mr. Leathers) are currently serving as a director of the Company, and all of the nominees have consented to be named as a nominee. Shareholders voting in person or by proxy at the virtual Meeting may only vote for seven nominees. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company’s business and structure, are set forth on the following pages.

Voting

Assuming a quorum is present at the Meeting, the seven director nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

The Board Recommends That Shareholders Vote FOR All Seven Director Nominees.

Russell A. Childs

Age: 56	Director Since: 2016	Committees: None

Principal Occupation: Chief Executive Officer (“CEO”) and President of the Company and its subsidiaries

Experience: Mr. Childs was named CEO of the Company effective January 1, 2016, and has served as President of the Company since 2014. He is responsible for the holding company’s operating entities and all commercial activities. He joined the Company in 2001 and became Vice President – Controller later that year. He served as the President and Chief Operating Officer of SkyWest Airlines, Inc. (“SkyWest Airlines”) from 2007 to 2014. Mr. Childs earned his bachelor's degree in Economics and master's degree in Accounting from Brigham Young University. Prior to joining the Company, Mr. Childs was a certified public accountant employed by a public accounting firm.

The Board nominated Mr. Childs, in part, because it recognizes Mr. Childs’ critical role in delivering value to all Company stakeholders, as well as noting the importance of the Company's CEO serving on the Board, as he is the one closest to the Company's day-to-day operations and is able to communicate the Board’s expectations, advice and encouragement to the Company’s nearly 14,000 employees.

Other Directorships: Mr. Childs currently serves as Deputy Chair of the Federal Reserve Bank of San Francisco, the Intermountain Health Desert Region Board Vice Chair, the Chair of the Regional Airline Association, and the Chair of the NextGen Advisory Committee of the Federal Aviation Administration (FAA).

Smita Conjeevaram

Age: 63	Director Since: 2021	Committees: Member of the Audit Committee; Member of the Compensation Committee; Member of the Nominating & Corporate Governance Committee

Principal Occupation: Retired CFO of the Fortress Investment Group's Credit Hedge Funds

Experience: Ms. Conjeevaram holds over 25 years in finance and nearly a decade of experience at two of the Big 4 worldwide accounting firms, including PricewaterhouseCoopers LLP. In her most recent operational role, Ms. Conjeevaram served as Deputy CFO of Fortress Investment Group’s Credit Funds and CFO of the Fortress Investment Group’s Credit Hedge Funds.

The Board nominated Ms. Conjeevaram, in part, because of her refined global business and financial expertise, as well as her experience in growth management.

Other Directorships: Ms. Conjeevaram currently serves as a director of SS&C Technologies, Inc. (SSNC), McGrath Rentcorp (MGRC), and WisdomTree Investments, Inc. (WETF). At SSNC she is the Audit Committee Chair, at MGRC she is a member of the Audit Committee and Chair of the Nominating and Governance committee and at WETF she is the Chair of the Compensation Committee and is a member of the Nominating and Governance Committee.

Derek J. Leathers

Age: 54	Director Since: N/A	Committees: N/A

Principal Occupation: Chairman and Chief Executive Officer of Werner Enterprises, Inc. (“Werner”)

Experience: Mr. Leathers has over 30 years of experience in the transportation and logistics industry, and 25 of those years have been at Werner. Throughout his tenure at Werner, Mr. Leathers has held integral executive management roles leading multiple organizational service offerings, including the establishment and development of Werner’s Mexico cross-border operations, oversight for the asset operating group and leading the launch of Werner Global Logistics, which encompassed transportation management and freight movement within intermodal, ocean, air and brokerage.

Mr. Leathers holds an economics degree from Princeton University.

The Board nominated Mr. Leathers, in part, due to his experience as Chairman and Chief Executive Officer of a public company and his 30 years of experience in the transportation sector, including extensive experience working with labor.

Other Directorships: Mr. Leathers currently serves as the Chairman of Werner, as the Chairman of the American Transportation Research Institute, is on the Executive Committee for the American Trucking Associations, is on the Executive Board of the Omaha Chamber of Commerce, is on the Executive Committee for United Way of the Midlands and is a Board of Trustee for Creighton University. Mr. Leathers is also the Founder and National Director of PlaySmart, a non-profit organization that helps youth realize their academic and life potential through sports.

Meredith S. Madden

Age: 50	Director Since: 2015	Committees: Member of the Audit Committee; Member of the Compensation Committee; Member of the Safety & Compliance Committee

Principal Occupation: Chief Executive Officer

Experience: Ms. Madden was appointed CEO of NORDAM in 2011. Headquartered in Tulsa, Oklahoma, NORDAM is one of the world’s premier family-owned aerospace providers of composite structures and engineered solutions, employing nearly 2,500 stakeholders across multiple facilities in North America, Europe and Asia Pacific.

Ms. Madden joined NORDAM in 1999, and progressed through a series of roles in operations, sales, and strategic market planning; vice president of Global Sales and Marketing; vice president of the Repair Group; chief operating officer, overseeing all repair and manufacturing operations in the United States, Europe and Asia; and president of NORDAM. Prior to her NORDAM career, she was a senior consultant on mergers and acquisitions, corporate recovery services and financial advisory in global finance.

Ms. Madden holds an MBA from the University of Chicago, and a Bachelor of Science in business administration and finance from the University of Notre Dame.

The Board nominated Ms. Madden, in part, because of her expertise and strategic insights related to aircraft maintenance vendor planning. Additionally, Ms. Madden has extensive expertise working with international maintenance service providers.

Other Directorships: Ms. Madden currently serves on the board of The NORDAM Group LLC, Tempur Sealy International, Inc. (NYSE: TPX) and is an Emeritus Member of the Board of the Smithsonian National Air and Space Museum.

Ronald J. Mittelstaedt

Age: 60	Director Since: 2013	Committees: Chair of the Compensation Committee; Member of the Nominating & Corporate Governance Committee; Member of the Safety & Compliance Committee

Principal Occupation: President and Chief Executive Officer, Director, Waste Connections, Inc. (“Waste Connections”)

Experience: Mr. Mittelstaedt has served as the President and Chief Executive Officer of Waste Connections since April 2023, a company he founded in 1997. From July 2019 to April 2023, he served as Executive Chairman. He previously served as its Chair and CEO from its formation in 1997 to July 2019. He has also served as a director of Waste Connections since 1997. Under Mr. Mittelstaedt’s leadership, Waste Connections has become the third largest company in the North American solid waste and recycling industry, employing more than 23,000 people nationwide, and is traded on the New York Stock Exchange and Toronto Stock Exchange. Mr. Mittelstaedt is an independent director for Pye-Barker, Inc., the largest commercial fire suppression install and maintenance company in the United States. Mr. Mittelstaedt also established the RDM Positive Impact Foundation in 2004 to improve the lives of underprivileged and at-risk children. Prior to his career in waste management, he spent three years in the air freight industry. Mr. Mittelstaedt holds a bachelor’s degree in Business Economics from the University of California – Santa Barbara.

The Board nominated Mr. Mittelstaedt, in part, because of his expertise in making large capital equipment decisions, extensive experience working with diverse employee and other groups in various geographic regions and a history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced CEO of a publicly traded company, which the Board has found valuable in its deliberations.

Other Directorships: Mr. Mittelstaedt currently serves on the board of Waste Connections and serves as an independent director of Pye-Barker.

Keith E. Smith

Age: 63	Director Since: 2013	Committees: Chair of the Audit Committee; Member of the Compensation Committee; Member of the Nominating & Corporate Governance Committee

Principal Occupation: President and CEO of Boyd Gaming Corporation (“Boyd Gaming”)

Experience: Mr. Smith is President, CEO and a director of Boyd Gaming, one of the nation’s leading casino entertainment companies, with 29 operations in 11 states and more than 15,000 employees. Mr. Smith is an industry veteran with more than 35 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of CEO. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor’s degree in Accounting from Arizona State University. He served as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He served as Chair of the American Gaming Association and the Nevada Resort Association. He served as Vice Chair of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board nominated Mr. Smith, in part, due to his diverse experience in investing in financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith’s accounting training and experience and his service as Chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service as the Chair of the Audit Committee and to the Compensation Committee and Nominating and Corporate Governance Committee.

Other Directorships: Mr. Smith currently serves as a director of Boyd Gaming.

James L. Welch

Age: 69	Director Since: 2007	Committees: Lead Independent Director; Chair of the Nominating & Corporate Governance Committee; Member of the Audit Committee; Member of the Safety & Compliance Committee

Principal Occupation: Retired CEO of YRC Worldwide Inc. (“YRC Worldwide”)

Experience: From July 2011 until his retirement in July 2018, Mr. Welch served as the CEO of YRC Worldwide, a provider of global, national and regional ground transportation services. From 2008 to July 2011, Mr. Welch served as the President and CEO of Dynamex, Inc., a provider of same-day transportation and logistics services in the United States and Canada. During 2007 and 2008, he served as Interim CEO of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 to 2007, Mr. Welch served as the President and CEO of Yellow Transportation, an international transportation services provider.

Mr. Welch holds a Bachelor of Science degree from West Texas A&M and received the Distinguished Alumni Award in 2014.

The Board nominated Mr. Welch, in part, due to his over 40 years of public company senior executive experience in the transportation sector, including extensive experience working with labor. Mr. Welch also contributes to the Board valuable practical experience in the operation of large enterprises.

Other Directorships: Mr. Welch currently also serves on the Boards of Schneider National and Stericycle.

EXECUTIVE OFFICERS

In addition to Russell A. Childs, the CEO and President of the Company, whose biographical information is set forth above, the following individuals serve as executive officers of the Company or its operating subsidiaries as of March 15, 2024.

Robert J. Simmons

Age: 61Title: Chief Financial Officer

Mr. Simmons is the Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the areas of information technology, human resources, risk management and benefits, finance, accounting, treasury and investor relations for the Company and its subsidiaries.

From 2009 until his appointment as SkyWest’s Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC. (“Bendigo Partners”), a privately held firm focused on technology-based financial services as private equity investors and operational consultants. In his role with Bendigo Partners, he was responsible for portfolio management. He previously served as Chief Financial Officer as well as Corporate Treasurer for E*TRADE Financial Corporation. He has more than 30 years of finance and treasury experience in various leadership positions at companies including Oracle, Iomega, and Bank of America.

Mr. Simmons holds a master’s degree in business administration, with an emphasis in finance from the Kellogg Graduate School of Management at Northwestern University, and graduated magna cum laude with a bachelor’s degree in international business from Brigham Young University.

Wade J. Steel

Age: 48Title: Chief Commercial Officer

Mr. Steel is the Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the Company’s contractual relationships with American Airlines, Inc. (“American”), Delta Air Lines, Inc. (“Delta”), United Airlines, Inc. (“United”) and Alaska Airlines, Inc. (“Alaska”), development of new business opportunities with network airlines, financial planning, fleet management and maintenance. He also plays a vital role in the strategic planning and development opportunities of the Company.

Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis and was appointed to serve as Vice President – Controller for SkyWest Airlines in 2011. From May 2014 until his appointment as Chief Commercial Officer of the Company in March 2015, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Prior to joining the Company, Mr. Steel was employed by a public accounting firm.

Mr. Steel holds bachelor’s and master’s degrees in accounting from Brigham Young University and is a member of the American Institute of Certified Public Accountants. He sits on the board of Contour and Saint George Regional Hospital.

Eric J. Woodward

Age: 52Title: Chief Accounting Officer

Mr. Woodward is the Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines. He is responsible for the oversight of the Company’s financial accounting practices, internal controls and reporting to the Securities and Exchange Commission.

Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company’s Vice President – Controller from April 2007 until May 2011, when he was appointed to serve as Chief Accounting Officer of the Company. He is a certified public accountant and was employed by a public accounting firm prior to joining the Company.

Mr. Woodward holds a bachelor’s and master’s degree in accounting from the University of Utah, and is a member of the American Institute of Certified Public Accountants and Utah Association of Certified Public Accountants.

Greg S. Wooley

Age: 58Title: Executive Vice President Operations

Mr. Wooley is the Executive Vice President Operations of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines’ operations, including safety, flight operations, operations control center, inflight, airport operations and customer service. He also oversees SkyWest Airline’s operational relationships with American, Delta, United and Alaska.

Mr. Wooley was initially employed with the Company in September 2019 as Vice President – Airport Operations until his appointment to serve as Executive Vice President Operations of SkyWest Airlines in October 2020. Prior to joining SkyWest Airlines, Mr. Wooley held various leadership positions at ExpressJet Airlines, including Vice President – Flight Operations since 2016. He has more than 26 years of aviation experience in leadership positions in airport services, in-flight and maintenance training and standards, as well as, overseeing flight operations and regulatory compliance. His years of experience make him uniquely suited for this role and have provided him with immense knowledge of the day-to-day operations of an airline.

Mr. Wooley holds a degree in aviation management.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines and periodically reviews and ratifies those guidelines, including most recently on February 6, 2024. The Corporate Governance Guidelines can be accessed at the Company’s website, inc.skywest.com. Please note, however, that the information contained on the Company’s website is not incorporated by reference in, or considered part of, this proxy statement.

The Corporate Governance Guidelines supplement the Company’s Amended and Restated Bylaws and the charters of the Board’s committees. Excerpts from the principal sections of the Company’s Corporate Governance Guidelines are noted below.

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

Retirement

Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 75 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise, considering industry expertise and a continuation of value the Board anticipates such Director will provide to the Company. Directors generally will not be nominated for election following their 75th birthday. Jerry C. Atkin is not standing for re-election at the Meeting, after the Board accepted Mr. Atkin’s offer to retire as a director and Board Chair, effective as of the date of the Meeting, submitted pursuant to this provision of the Company’s Corporate Governance Guidelines after Mr. Atkin reached the age of 75.

Ownership of Company Stock

Directors are required to own shares of Common Stock having a value equal to at least five times the cash component of their annual base compensation.

Director Responsibilities

General Responsibilities

The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

Oversight of Management

The Board is responsible for encouraging the Company’s management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

Frequency of Meetings

The Board has four regularly scheduled meetings per year. As determined necessary by the Board and in order to address the Company’s needs, special meetings of the Board, including telephonic meetings, are convened from time to time.

Meeting Responsibilities

Absent extraordinary circumstances, directors of the Company should attend all Board meetings, meetings of the committee(s) on which they serve and shareholder meetings. The Board Chair is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

Executive Sessions of Independent Directors

The Company’s independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Independent Director and to preside at all executive sessions or establish a procedure by which a Lead Independent Director will be selected. The independent directors of the Company chose Mr. James L. Welch to serve as the Lead Independent Director.

Director Compensation

The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee’s recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee’s charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit Committee members.

CEO Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company’s CEO. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the CEO. The directors of the Company, excluding the CEO, review the Nominating and Corporate Governance Committee’s report to assess the CEO’s leadership in the long and short term, as well as the Company’s long-term succession plans.

Annual Evaluations

The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company’s directors and reports annually to the Board with an assessment of the Board’s performance. Each of the Board’s standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Tenure and Experience

The Board recognizes that its current members have served on the Board for various tenures, with the shortest tenure of the current Board members being three years and other directors having served for more than 10 years. Additionally, Mr. Leathers, who does not currently serve as a director, has been nominated to stand for election at the Meeting. Our Board believes that the Board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh viewpoints and ideas, we believe they are offset by the disadvantage of causing the loss of directors who over a period of time have developed insight into our strategies, operations, and risks and continue to provide valuable contributions to board deliberations.

Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing mandatory limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members. Nonetheless, the Board strives to add new directors to infuse new ideas and fresh perspectives in the boardroom. In the past ten years, four new directors have joined the Board, and Mr. Leathers has been nominated to stand for election at the Meeting. Additionally, Mr. Atkin is not standing for re-election at the Meeting, after the Board accepted Mr. Atkin’s offer to retire as a director and Board Chair, effective as of the date of the Meeting, submitted pursuant to the Company’s Corporate Governance Guidelines after Mr. Atkin reached the age of 75.

Board Diversity

The Board considers board diversity broadly, not merely with regard to race, gender, or national origin, but also with regard to general background, geographical location, differences of viewpoint, experience, education, skills and other qualities or attributes that contribute to Board diversity. The Board believes that ethnic, gender and cultural diversity among its members provides value and is important. In considering a potential new candidate, the Board considers whether the candidate would increase the Board’s ethnic, gender or cultural diversity. The consideration of diversity permeates all discussions of the Nominating and Corporate Governance Committee. Additionally, on an annual basis, as part of the Board’s self-evaluation process, the Board assesses whether the mix and diversity of board members is appropriate.

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of March 26, 2024)
Total Number of Directors Standing for Election	7
	Female	Male
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
Asian	1	0
White	1	5

Board Leadership Structure and Director Independence

The Board does not have a formal policy as to whether the roles of Board Chair and CEO should be combined or separated. From 1991 until January 2016, Jerry C. Atkin served as both Board Chair and CEO of the Company. In January 2016, the Board appointed Russell A. Childs to serve as the CEO of the Company, while Mr. Atkin retained his role as Board Chair, which resulted in the separation of the roles of Board Chair and CEO. The responsibility of the CEO is to oversee the day-to-day execution of the Company’s business strategy. The Board Chair is responsible for effectively leading the Board in providing oversight and direction to the Company's management. This separation of the roles of Board Chair and CEO allows for greater oversight of the Company by the Board. Currently, Mr. Atkin serves as Board Chair and Mr. Childs serves as the CEO. Mr. Atkin is not standing for re-election at the Meeting, and following the Meeting, the Board has determined that Mr. Welch will succeed Mr. Atkin as Board Chair. The Board believes that such separation allows Mr. Childs to focus his time and energy on managing the Company’s business on a day-to-day basis, while having the Board Chair devote his time and attention to matters of Board oversight. Accordingly, the Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company.

The Company is committed to independent Board oversight. Pursuant to the Company’s Corporate Governance Guidelines, all of the Company’s directors (other than Messrs. Atkin and Childs) and director nominees (other than Mr. Childs), meet the standards of independence applicable to the Company. The Board has designated James L. Welch as Lead Independent Director. The Lead Independent Director is empowered to prepare agendas for and conduct meetings of the non-management directors, communicate with the Board Chair, disseminate information to the Board, and raise issues with management on behalf of the independent directors when appropriate. However, because Mr. Welch, who is an independent director, will serve as Board Chair following the Meeting, the Board therefore will no longer have a director with the title of Lead Independent Director following the Meeting. The Board’s independent oversight function is enhanced by the fact that the Audit, Compensation, Nominating and Corporate Governance and Safety and Compliance Committees are comprised entirely of independent directors.

The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models may be appropriate. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company’s leadership structure and, depending on the Company’s needs and the available resources, the Board may modify the Company’s existing leadership structure.

Communications with the Board

Shareholders and other interested parties may communicate with one or more directors or the non-management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

Board of Directors or Name of Individual Director(s)
c/o Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”), which is available on the Company’s website, inc.skywest.com. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

●	Act ethically with honesty and integrity;
●	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;
●	Comply in all material respects with laws, rules and regulations of governments and their agencies;
●	Comply in all material respects with the listing standards of the stock exchange where the shares of Common Stock are traded;
●	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information;
●	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives; and
●	In order to avoid the appearance that any Company employee is trading on inside information, not engage in speculative trading such as short sales or trade in puts, calls, or other options on the Company’s or its affiliates’ stock, and not purchase or use, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

A copy of the Code of Ethics is posted to the Company’s website at inc.skywest.com. Copies of the Code of Ethics will be provided to any shareholder upon written request to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. The Company will promptly disclose any waivers of, or amendments to, certain provisions of the Code of Ethics on its website.

Policies Against Hedging and Pledging of Company Stock

Pursuant to the Company’s Code of Ethics, in order to avoid the appearance that any Company employee is trading on inside information, Company officers and directors are prohibited from engaging in speculative trading such as short sales or trading in puts, calls, or other options on our stock or the stock of our affiliates, and are likewise prohibited from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

In addition, the Company’s insider trading policy expressly prohibits all directors, officers and employees from purchasing or using, directly or indirectly, financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Pledging the Company’s securities as collateral to secure loans is also prohibited.

Risk Oversight

The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company’s independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks, legal and ethical compliance programs and related-party transactions. The Board and the Nominating and Corporate Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Compensation Committee’s outside advisors. The Board and the Safety and Compliance Committee monitor management’s administration of airline flight operations safety and compliance with safety regulations. The Board also oversees the Company’s risk management strategy related to environmental and social issues, including with respect to matters such as climate change.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics.

Environmental, Social, Governance (“ESG”)

ESG Governance and Oversight

The full SkyWest Board maintains responsibility for the oversight of climate risk and strategy. The Board reviews and evaluates the executive management team’s climate risk assessment and strategy at least annually, and developing ESG matters quarterly. In addition, the Safety & Compliance committee maintains oversight over applicable climate-related operational risk and receives safety briefings semi-annually. Board direction and feedback is used by executive management in evaluating risk and establishing strategies.

For more information about our efforts in these areas, please refer to our 2024 ESG Report, which we intend to publish and make available on the Investor Relations section of our website during the first half of 2024.

Environmental Strategy

As the largest regional airline in the United States, we are committed to operating in an environmentally responsible manner; complying with all environmental laws and regulations; using natural resources efficiently; preventing pollution, where possible, and if not possible, then establishing mitigation programs to minimize environmental impact; engaging with external stakeholders to discuss commercially viable solutions to reduce emissions; and collaborating with our major airline partners in their decarbonization goals. In 2023, we continued to enhance our climate risk evaluation, assessment, and disclosures under the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD) frameworks and reporting standards, including setting ESG goals and targets and integrating scenario analysis into our TCFD disclosure. We also continued to invest in our fleet, by adding new, larger regional jets that have a more efficient carbon footprint per Available Seat Mile (ASM) than our older 50-seat jet fleet.

Social Strategy

We are a dedicated people-first organization, providing various avenues to enhance the quality of life for our customers, employees, and communities. We know that if we take good care of our employees, they will take good care of our customers, which will result in value returned to our shareholders. SkyWest employs a workforce with a wide array of backgrounds, work styles, and talents. Recognizing, appreciating, and incorporating these unique qualities and contributions is critical to our success. Operating this way stimulates creative solutions and innovation, helps us attract top talent, and supports our mission to be the employer, investor, and partner of choice. SkyWest has supported diverse workgroups irrespective of race, religion, gender, national origin, disability, sexual orientation, or similar classifications, and believes that all people, regardless of their background, should have an opportunity to achieve their career aspirations. SkyWest benefits in many ways from our commitment to diversity and inclusion, including attracting top talent, encouraging creativity, and providing exceptional service for our passengers. We seek to reflect diversity and inclusion in our culture, practices, and relationships inside and outside the company. We continue building on those foundations through a number of efforts across every spectrum of the employee experience, including hiring, training, employee recognition, and career growth and development.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met four times during 2023. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served during the year ended December 31, 2023, as well as the Company's Annual Meeting of Shareholders held on May 2, 2023.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate. All the standing committees are comprised solely of non-employee, independent directors under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market listing standards. Each committee acts under a written charter setting forth its responsibilities and duties. Charters for each committee are available on the Company’s website, inc.skywest.com, and are also available in print, free of charge, upon request. Requests for a printed copy of any committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

The table below shows the current membership for each of the standing Board committees:

Nominating & Corporate
Audit	Compensation	Governance	Safety and Compliance
Keith E. Smith*	Ronald J. Mittelstaedt*	James L. Welch*	Andrew C. Roberts* **
Smita Conjeevaram	Smita Conjeevaram	Smita Conjeevaram	Meredith S. Madden
Andrew C. Roberts **	Meredith S. Madden	Ronald J. Mittelstaedt	Ronald J. Mittelstaedt
Meredith S. Madden	Andrew Roberts **	Keith E. Smith	James L. Welch
James L. Welch	Keith E. Smith
*	Committee Chair
**	Not standing for re-election

Audit Committee

The Audit Committee met eight times during the year ended December 31, 2023. The Board has determined that Mr. Keith E. Smith, Chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s responsibilities, which are discussed in further detail in its charter, include the responsibility to:

●	Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;
●	Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;
●	Pre-approve all audit and permissible non-audit fees;
●	Provide oversight of the Company’s internal auditors;
●	Hold meetings and executive sessions periodically with the Company’s independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of the Company’s financial reporting, internal controls and risk assessment and compliance with Company policies;

●	Review the Company’s consolidated financial statements and related disclosures;
●	Review with management and the Company’s independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee met four times during the year ended December 31, 2023. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	In consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;
●	Recommend to the Board the base salary, incentive compensation and any other compensation for the Company’s CEO and review and approve the CEO’s recommendations for the compensation of all other officers of the Company;
●	Administer the Company’s incentive and stock-based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;
●	Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;
●	Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and
●	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The report of the Compensation Committee is set forth on page 42 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

Ronald J. Mittelstaedt, Smita Conjeevaram, Meredith S. Madden, Andrew Roberts and Keith E. Smith served as members of the Compensation Committee during the year ended December 31, 2023. None of the individuals who served on the Compensation Committee during the year ended December 31, 2023 was an officer or employee of the Company in 2023 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2023, had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2023. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

●	Develop qualifications and criteria for selecting and evaluating directors and nominees;
●	Consider and propose director nominees;
●	Make recommendations to the Board regarding Board compensation;
●	Make recommendations to the Board regarding Board committee memberships;
●	Develop and recommend to the Board corporate governance guidelines;
●	Facilitate an annual assessment of the performance of the Board and each of its standing committees;
●	Consider the independence of each director and nominee for director; and
●	Perform other functions or duties deemed appropriate by the Board.

Nomination Process

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company on the same basis as recommendations received from any other source. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to the Board Chair, 444 South River Road, St. George, Utah 84790.

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy-making experience, ability to work constructively with the Company’s management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Safety and Compliance Committee

The Safety and Compliance Committee met twice during the year ended December 31, 2023. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

●	Review and make recommendations to the Board addressing airline flight operations, safety and compliance with safety regulations;
●	Periodically review with the Company’s management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations, safety and compliance with safety regulations; and
●	Monitor and provide input with respect to management’s efforts to create and maintain a safety culture within the Company’s operations.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the “Named Executives”) for 2023:

●	Russell A. Childs, CEO and President of the Company and its operating subsidiary, SkyWest Airlines (the “Chief Executive”);
●	Robert J. Simmons, Chief Financial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Wade J. Steel, Chief Commercial Officer of the Company and its operating subsidiary, SkyWest Airlines;
●	Greg S. Wooley, Executive Vice President Operations of SkyWest Airlines; and
●	Eric J. Woodward, Chief Accounting Officer of the Company and its operating subsidiary, SkyWest Airlines.

This compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Performance

During 2023, the Company strategically deployed its capital and other resources through several initiatives to improve stakeholder value and position the Company for long-term profitability and cash generation, including the following:

●	Reduced the Company’s total debt by $374.2 million during 2023, from $3.4 billion at December 31, 2022 to $3.0 billion as of December 31, 2023, or by 11.1%. The Company’s outstanding debt, net of cash, was $2.2 billion as of December 31, 2023, compared to $2.5 billion as of December 31, 2019, pre-COVID.
●	Used $289.1 million to repurchase 10.6 million shares of stock at an average price of $27.30 per share. The Company’s share repurchase activity during 2023 resulted in the repurchase of 20.9% of the Company’s December 31, 2022 outstanding shares.
●	Used $142.2 million to acquire 35 CRJ aircraft under an early lease buyout agreement. Under this buyout agreement, the Company avoided future lease payments of $90 million, avoided future lease return condition expenses and the Company retained the CRJ aircraft and related engines for future use. The buyout provides the Company with future fleet flexibility as it evaluates flying contract extension opportunities for these aircraft with the Company’s major airline partners.
●	Secured an agreement with United Airlines to place 19 new E175 aircraft under contract, with deliveries scheduled from late 2024 through 2026. As a result of this order, the Company anticipates it will be operating a total of 258 E175 aircraft by the end of 2026.

●	The Company’s wholly-owned subsidiary, SkyWest Charter, LLC (“SWC”), operated its first revenue charter flight. The Company intends to expand SWC operations in 2024 by offering public charter service to underserved communities in the United States using CRJ200 aircraft in a 30-seat configuration.
●	As a result of higher domestic passenger demand in 2022 and 2023, the regional airline industry, including SkyWest, experienced accelerated levels of captain and first officer attrition to major airline carriers, air freight carriers and low-cost airlines. In September 2022, the Company increased the pay for its pilots in efforts to stabilize its attrition rates. During the fourth quarter of 2022 and in first quarter of 2023, the Company reached an agreement with all four of its major airline partners to help offset higher crew costs.
●	Continued investing in our operating systems and training programs that contributed to SkyWest achieving a high degree of operational excellence with 300 days of 100% adjusted completion rate for scheduled flights during 2023, up from 186 days during 2022. Adjusted completion excludes weather and ATC cancellations.
●	Despite operating reduced flight schedules below normal levels due to pilot attrition, the Company generated $736.3 million of cash flow from operations during the 2023 year, up from $480.4 million in 2022. The Company ended 2023 with $835.2 million in cash and marketable securities, down from $1,048.2 million as of December 31, 2022, notwithstanding using $447.6 million in principal debt payments, $289.1 million for stock repurchases and $142.2 million under an early lease buyout agreement.

Although the Company’s block hour production recovery challenge is expected to continue into 2024 due to the time required to upgrade captains, the Company is hopeful it will see progress and its 2024 block hour production will exceed its 2023 production. The Board believes the Company’s accomplishments in 2023 and continued efforts in 2024 will position the Company for improved financial performance in 2024 and future years.

Compensation Objectives and Principles

The overall objective of the Company’s executive compensation programs is to create long-term value for the Company’s shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long-term interest of shareholders.

Accordingly, the executive compensation program incorporates the following principles:

●	The overall compensation package should encourage long-term focus and shareholder value creation;
●	A significant amount of total compensation should be incentive-based, and should correlate rewards with the Company’s financial performance, as well as the achievement of operational objectives;
●	Compensation should be competitive with other airlines in order to attract and retain talented executives;
●	Compensation should be based upon individual responsibility, leadership ability and experience; and
●	Compensation should not encourage the taking of undue risk that could cause material harm to the Company.

CARES Act Limitations on Compensation

During 2020 and 2021, the Company entered into Payroll Support Program (“PSP”) Agreements with Treasury that provided SkyWest certain payroll support relief payments. Under the terms of the PSP Agreements, SkyWest became subject to various restrictions and obligations, including certain limitations on executive compensation, and a restriction from stock repurchases and payment of dividends (“CARES Act Limitations”). On September 30, 2022, SkyWest was no longer restricted from repurchasing its common stock or paying dividends and on April 2, 2023, SkyWest was no longer subject to executive compensation limitations under the PSP Agreements.

Accordingly, in May 2023, SkyWest provided all employees whose compensation was previously limited by the CARES Act, including the Named Executive Officers, with new opportunities to earn compensation that approximated the compensation that was capped while under the PSP Agreements. This is described further in the section below titled 2023 Performance Awards.

The Compensation Setting Process

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings, and the Compensation Committee also meets regularly in executive sessions. The Chief Executive is not present for deliberations by the Compensation Committee regarding his compensation. The Compensation Committee recommends the Chief Executive’s compensation to the Board, which then reviews and approves the Compensation Committee’s recommendation, unless the Compensation Committee is required to approve such compensation under applicable law. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Named Executives, and after reviewing such recommendations, determines their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company’s annual cash incentive plan and 2019 Long-Term Incentive Plan (the “2019 Plan”). As permitted by the 2019 Plan, the Compensation Committee has delegated its authority to the Chief Executive to approve interim awards under the 2019 Plan to non-executives on a limited basis between meetings of the Compensation Committee.

Role of Consultants. During 2023, the Company and the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”) with respect to executive and non-employee director compensation. The Company and the Compensation Committee retained F.W. Cook and after conducting an evaluation using the factors established by the Securities and Exchange Commission and The Nasdaq Global Select Market, the Compensation Committee determined that F.W. Cook is independent and that there is no conflict of interest resulting from the engagement of F.W. Cook during 2023. The Compensation Committee has sole authority to retain and dismiss external compensation consultants.

Industry Compensation Data. The Compensation Committee evaluates data regarding the executive compensation programs of other air carriers, as well as other transportation and logistics companies, in order to determine the competitiveness of the Company’s executive compensation programs. The Compensation Committee most recently performed such a review in August 2023 (the most recent peer group review prior to such date having occurred in November 2019, prior to the pandemic), which included a review of the executive compensation levels and practices at peer companies where SkyWest is near the median in enterprise value and market capitalization. The 2023 review was not used to set 2023 compensation levels, which are generally set in the first quarter of each year based on the prior year’s analysis. The executive compensation program for 2023 also included a supplemental one-time cycle of compensation changes and short-term and long-term performance award opportunities to allow the Named Executives the opportunity to earn additional compensation that approximates the compensation that was capped as a result of the

CARES Act Limitations. The 2023 compensation review generally validated the 2023 executive compensation decisions by the Compensation Committee and was used to guide the Compensation Committee in setting 2024 executive compensation decisions. No additional supplemental awards will be granted during 2024 in recognition of compensation capped by the CARES Act Limitations.

The peer group companies used in the August 2023 review for purposes of validating 2023 compensation levels and for setting 2024 executive compensation include Air Transport Services Group, Inc., Alaska Air Group, Inc., Allegiant Travel Company, ArcBest Corporation, Atlas Air Worldwide Holdings, Inc., Daseke, Inc., Forward Air Corporation, Frontier Group Holdings, Inc., Hawaiian Holdings, Inc., Hub Group, Inc., JetBlue Airways Corporation, Kirby Corporation, Knight-Swift Transportation Holdings, Inc., Landstar System, Inc., Matson, Inc., Saia, Inc., Schneider National, Inc., Spirit Airlines, Inc., Werner Enterprises, Inc. and Yellow Corporation.

Compensation Determination. The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Named Executives, the Compensation Committee reviews information showing the Named Executive’s current compensation, including base pay, annual cash incentive objectives, long-term, equity-based compensation objectives, and deferred compensation retirement funding. The executive compensation procedures and the Compensation Committee assessment process takes into account this individual information, as well as the industry compensation data described above, company performance, the results of the most recent say-on-pay vote, performance expected in the current and upcoming years and, for 2023, prior caps on compensation due to the CARES Act Limitations, as well as such other factors as the Compensation Committee determines are appropriate. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on its review of relevant information and other unusual or non-recurring items.

The Company does not target specific pay levels and uses the peer company market data for context. The Company’s directors rely upon their judgment in making compensation decisions, after reviewing the factors described above. Competitive compensation paid by other companies is one of the many factors that the Company considers in assessing the reasonableness of compensation and the Company does not attempt to maintain a certain target percentile within a peer group. The Committee generally stives to maintain annual total direct compensation opportunities below the median of similar positions in the peer group. However, the compensation program included one-time supplemental short-term and long-term performance cash opportunities granted in May 2023 (the “2023 Cash Performance Awards”) that were intended to allow our Named Executives to earn a portion of the compensation that had been capped while the Company was subject to the CARES Act Limitations between 2020 and 2023. As a result, while 2023 compensation for the Named Executive appears higher than 2022, the Named Executives’ compensation for 2023 without regard to these 2023 Cash Performance Awards remained below the median of the peer group as validated by the F.W. Cook compensation study in August 2023. Target total direct compensation in 2024 has also been set according to the below-median target philosophy historically maintained by the Company and is expected to be lower than 2023 total compensation as disclosed in accordance with the methodology set forth in the Summary Compensation Table.

The Company strives to achieve the optimal appropriate mix of long-term equity incentive awards and cash payments to achieve its objectives. The Company’s mix of compensation elements is designed to reward recent results, align compensation with shareholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Compensation Committee Consideration of Shareholder Advisory Vote. At the Company’s Annual Meeting of Shareholders held in May 2023, the Company submitted the compensation of its named executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of more than 98% of votes cast. The Compensation Committee considered the results of the 2023 vote and views the outcome as evidence of positive shareholder support of its executive compensation decisions and policies.

The Compensation Committee continued to review and refine the Company’s executive compensation program during 2023 in an effort to align the compensation of the Named Executives with financial and stock price performance. The Compensation Committee will continue to review comparable company information and future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Named Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such data and voting results.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

●	Salary
●	Annual Cash Incentive
●	Long-Term Incentive Awards
●	2023 Cash Performance Awards (as described below)
●	Retirement and Other Benefits

The compensation components for each Named Executive for 2023 are more fully described in the following paragraphs.

Salary. Salary is provided with the objective of paying for the underlying role and responsibility associated with the Named Executive’s position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Named Executives’ salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company’s operations, individual performance, changes in responsibility, changes in cost of living, and other factors. In April 2023, the CARES Act Limitations on compensation as described above ended and the Named Executives’ salaries were adjusted in May 2023 for the first time since February 2019 (except for Mr. Wooley’s salary increase in 2021). Mr. Childs was provided a $75,000 increase to his base salary for 2023 over his respective 2022 base salary. Mr. Simmons was provided a $55,000 increase to his base salary for 2023 over his respective 2022 base salary. Mr. Steel was provided a $65,000 increase to his base salary for 2023 over his respective 2022 base salary. Mr. Wooley was provided a $40,000 increase to his base salary in 2023 over his respective 2022 base salary. Mr. Woodward was provided a $39,000 increase to his base salary for 2023 over his respective 2022 base salary. The base salaries actually paid to the Named Executives for 2023 are set forth in the table below and in the Summary Compensation Table immediately following this section and reflect the combined rate of salary prior to and after the May 2023 adjustments. The salaries of all Named Executives in 2023 remained below the median salary level of similar positions in our peer group, including after the May 2023 adjustments, with the CEO’s salary below the 25th percentile.

	2023 Salary Rate		Blended
	Prior to May	After May	2023 Salary
Russell A. Childs	$500,000	$575,000	$546,875
Robert J. Simmons	$345,000	$400,000	$379,375
Wade J. Steel	$335,000	$400,000	$375,625
Greg S. Wooley	$210,000	$250,000	$235,000
Eric J. Woodward	$211,000	$250,000	$235,375

Annual Cash Incentive. In an effort to encourage achievement of the Company’s objectives, an annual performance-based cash incentive plan is maintained for the Named Executives. The combination of salary and annual cash incentives is intended to result in a cash compensation package for each Named Executive that, when performance objectives are met, falls within market standards as determined by the Compensation Committee. Prior to taking into consideration the 2023 Cash Performance Awards described below, the 2023 review of the peer group company data showed that the 2023 target annual cash opportunities from salary and the annual cash bonus program for Named Executives were below the median of the peers and the other regional and major air carriers in the Company’s peer group. The 2023 Cash Performance Awards were provided in May 2023 to provide the Named Executives with the opportunity to earn compensation substantially equivalent to the amounts by which the Named Executives’ compensation had been capped while the Company was subject to the CARES Act Limitations between 2020 and 2023. These 2023 Cash Performance Awards are not viewed as a regular ongoing part of the executive compensation program and new opportunities to compensate the Named Executives for the CARES Act Limitations on their compensation are not being provided in 2024.

The purpose of the annual cash incentive program is to reward the Named Executives with an annual cash incentive in an amount that correlates (i) in part, to one or more financial objectives achieved for the year; and (ii) in part, to the achievement of one or more specific operational objectives during the year. The 2023 target annual cash incentive opportunity was 110% of salary for Mr. Childs, 80% of salary for Messrs. Simmons, Steel, and Wooley, and 60% of salary for Mr. Woodward, and their potential annual cash incentive opportunity was allocated by the Compensation Committee for the Named Executives between the applicable financial and operational objectives. The differing percentages for the Named Executives are due to differing entity level responsibilities.

2023 Corporate Performance Objectives. For 2023 annual incentive purposes, the Compensation Committee determined that adjusted pre-tax earnings would be the financial objective and that controllable completion and controllable on-time departures would be the operational objectives. These are viewed as value drivers for shareholders that are also in the control of the executive team through their financial and operating decisions and leadership. In the case of Messrs. Childs, Simmons, Steel, Wooley and Woodward, the applicable pre-tax earnings objective, controllable completion objective and controllable on-time departure objective were based on the pre-tax earnings and controllable completion of the entire Company.

●	2023 Financial Objective. In setting the 2023 adjusted pre-tax earnings objective, the Compensation Committee considered both the planned 2023 budget, as well as the level of adjusted pre-tax earnings that would reflect strong performance and generate shareholder value. The adjusted pre-tax earnings objective for 2023 reflected the Company’s projected block hour decrease of 19% in 2023 compared to 2022, driven by elevated pilot attrition in the fourth quarter of 2022 and in the month of January 2023. Additionally, the targets for 2023 contemplated expected pay increases for several SkyWest employee workgroups including flight attendants and mechanics. The Company’s adjusted pre-tax earnings objectives were less than the Company’s adjusted pre-tax earnings achieved in 2022 primarily due to the anticipated production inefficiencies that would negatively impact the Company’s margin in 2023 caused by a shortage of regional airline captains, combined with the expected increases in labor costs intended to reduce employee attrition.

●	2023 Operational Objectives. A portion of the Named Executives’ annual cash incentives is based on achievement of operating objectives established at the start of the year. The Compensation Committee believes the use of operating objectives allows for consideration of operating execution and achievements that may not be reflected by corporate financial performance. For 2023, the Compensation Committee determined that the operational objectives would be tied to both controllable completion and controllable on-time departures. Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.

The Compensation Committee established threshold, target and maximum objectives for each of the financial and operational objectives. At threshold performance achievement, the Named Executives were able to earn 50% of their target annual incentive, while the maximum performance allowed by the Named Executives to earn 200% of their target annual incentive.

At year-end, the Compensation Committee reviewed the adjusted pre-tax earnings and operating performance for the year and determined the extent to which the applicable objectives were met. The actual amount of the cash incentive payment for each Named Executive is determined by the Compensation Committee based on the Company’s and/or SkyWest Airlines’ achievement of the foregoing objectives and the actual cash incentives paid for 2023 were based on the pre-established 2023 cash incentive formula.

The table below includes the “threshold,” “target” and “maximum” objectives assigned by the Compensation Committee for the corporate performance measures for 2023 and the 2023 performance relative to those objectives for the Named Executives (dollars in millions).

	2023 Annual Cash Incentive Objectives				Interpolated		Weighted
	Threshold	Target	Maximum	Achieved	Payout	Weight	Payout
SkyWest, Inc.
Adjusted Pre-Tax Earnings ($ millions) (1)	$—	$52	$122	$282.8	200.0%	65.0%	130.0%
Operating Objective – Controllable Completion (2)	99.5%	99.7%	99.8%	99.9%	200.0%	20.0%	40.0%
Operating Objective – Controllable On-time Departures (3)	82.0%	85.0%	88.0%	89.4%	200.0%	5.0%	10.0%
ESG Initiatives (4)	Qualitative Assessment by the Board			(4)	150.0%	10.0%	15.0%
Total Annual Cash Incentive Results (% of Target)							195.0%
(1)	The Company achieved GAAP pre-tax earnings of $40 million in 2023. For purposes of the 2023 annual incentive plan payouts, the Company’s GAAP pre-tax earnings for 2023 were adjusted for revenue deferred during 2023 and a decrease in unbilled revenue during 2023. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s adjusted pre-tax earnings to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather.
(3)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather.
(4)	The ESG incentive metric is intended to measure the Company’s progress in meeting its objectives related to its environmental, social, and governance initiatives for 2023, with potential achievement up to 200% at the maximum achievement level. The Board determined the Company achieved the mid-point between target and maximum based on the Company’s progress in 2023 towards increasing its percentage of electric ground equipment deployed at airports SkyWest provides ramp services, and additional climate risk assessment and disclosures recommended under the TCFD and SASB frameworks.

If the achieved results relative to a performance objective were between two achievement levels, “threshold,” “target” and “maximum”, the earned achievement was determined by linear interpolation between the applicable achievement levels.

The corresponding annual cash incentive payments earned for each Named Executive based on performance during the year ended December 31, 2023, are set forth below, and were based on the Named Executive’s salary as of December 31, 2023.

	Target Annual Cash Incentive (% of Salary)	Target Annual Cash Incentive ($)	Total Annual Cash Incentive Results (% of Target)	Total Annual Cash Incentive (Based on Results) ($)
Russell A. Childs	110.0%	$632,500	195.0%	$1,233,375
Robert J. Simmons	80.0%	$320,000	195.0%	$624,000
Wade J. Steel	80.0%	$320,000	195.0%	$624,000
Greg S. Wooley	80.0%	$200,000	195.0%	$390,000
Eric J. Woodward	60.0%	$150,000	195.0%	$292,500

Amount of 2023 Performance-Based Annual Cash Incentives. The total annual performance-based cash incentive amounts earned by the Named Executives for 2022 are included in the amounts shown in the Summary Compensation Table below under the caption heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards. The Company generally grants long-term incentive awards, in the form of restricted stock units and/or performance shares, to the Named Executives annually. The Named Executives were granted performance shares in 2023, 2022 and 2021 and were not granted restricted stock units. Long-term incentive awards are made to encourage the Named Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Named Executives, the grant size and the appropriate mix of equity-based awards are considered. The Compensation Committee generally grants long-term incentive awards at its first meeting of each year. Long-term incentive awards generally vest only if the Named Executive remains employed by the Company for three years from the date of grant. The three-year cliff-vesting schedule is to assist with retaining Named Executives and to encourage the Named Executives to focus on the Company’s long-term performance. Equity incentive awards granted during 2023 accelerate vesting under certain circumstances, as described in the section Potential Payments upon Termination or Change in Control.

2023 Performance Share Awards. Equity awards are designed to ensure that a material portion of each Named Executive’s compensation is based on continuing long-term service and correlated to the creation of shareholder value. Each Named Executive’s 2023 long-term incentive award was in the form of performance shares and the Company did not grant any time-vested equity compensation awards. The purpose of the 2023 performance share awards is to reward achievement of the Company’s annual financial plan, which the Company believes will also support shareholder value achievement.

For 2023, the total annual targeted long-term incentive grant value was $2,300,000 for Mr. Childs, $800,000 for Mr. Simmons, $800,000 for Mr. Steel, $473,000 for Mr. Wooley and $275,000 for Mr. Woodward. This target long-term incentive value was granted exclusively in the form of performance shares. The target values of 2023 performance share awards were set so that they were equal to 2022 target long-term incentive award values due to the CARES Act Limitations and these levels were validated as being below the median of the peer data reviewed by the Compensation Committee for all Named Executive positions in August 2023.

The 2023 performance share awards were made pursuant to the Company’s 2019 Plan, as shown in greater detail below and in the table labeled “Grants of Plan Based Awards.”

The following table summarizes the 2023 performance share awards granted to the Named Executives.

Performance Share Awards
“Target” Performance Shares (1)(2)
Russell A. Childs	123,324
Robert J. Simmons	42,895
Wade J. Steel	42,895
Greg S. Wooley	25,362
Eric J. Woodward	14,745
(1)	Number of performance shares if 100% of target is achieved, although the threshold earnout is 50% of target and the maximum earnout is 250% of target.
(2)	The “target” value at grant was converted into a "target" number of performance shares based on the share price on the grant date of $18.65. Please see the Summary Compensation Table below for the aggregate grant-date fair value of these awards, computed in accordance with ASC Topic 718.

The corporate objectives for the 2023 performance share awards for each Named Executive were based on Company-wide performance, with no subsidiary-level objectives, in order to encourage a collective focus on the creation of long-term value for the Company’s shareholders. Under the 2023 performance share awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2023, 2024 and 2025, with the resulting number of “earned” shares eligible to vest on December 31, 2025, subject to continued employment through that date. The 2023 performance share award performance metrics are based on free cash flow, adjusted operating income before depreciation and amortization (“adjusted EBITDA”), controllable completion, and controllable on-time departures for each of the performance years. For purposes of the 2023 performance share awards, free cash flow was defined as the Company's adjusted EBITDA less non-aircraft capital expenditures. Until the vesting date, the shares underlying the 2023 performance share awards are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. (Adjusted EBITDA and free cash flow are non-GAAP measures. See Appendix A to this proxy statement on page 90 for a reconciliation of adjusted EBITDA and free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.)

The Compensation Committee’s philosophy for setting performance share targets is to set target awards that reflect reasonable operating and financial performance considering industry conditions, and maximum targets that will be difficult for the Named Executives to achieve on a consistent basis. For the 2023 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the four corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33% to each year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by a weighted interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The Compensation Committee will evaluate and certify the final performance results for purposes of the 2023 performance share awards following the end of the three-year period. In determining the degree to which the corporate objectives have been attained, the Company’s performance will be adjusted for unusual or non-recurring items.

As a result of 2023 performance relative to the objectives, in February 2024, the Compensation Committee determined that the overall achievement percentage for the 2023 performance period of the 2023 performance share awards was 250%, which percentage achievement will be included in the final determination of the vesting of these performance share awards following the end of the three-year performance period (see Appendix A to this proxy statement on page 90 for a reconciliation of certain 2023 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP, including adjusted EBITDA and free cash flow):

				Achieved
2023 Performance Period	Threshold	Target	Maximum	Performance
Free Cash Flow (1)	$245	$295	$345	$529
Adjusted EBITDA (2)	$496	$546	$596	$732
Controllable Completion (3)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (4)	82.0%	85.0%	88.0%	89.4%
(1)	Free cash flow means the Company’s adjusted EBITDA less non-aircraft capital expenditures. The free cash flow metric had a 40% weight for 2023. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	EBITDA was adjusted in 2023 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements that was excluded from the goal targets. The adjusted EBITDA metric had a 30% weight for 2023. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.
(3)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 20% weight for 2023.
(4)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather. The controllable on-time departures metric had a 10% weight for 2023.

Performance Share Awards Granted in 2021. For purposes of the performance share awards granted in 2021, which were eligible to vest based on corporate performance during 2021 and 2022 and continued employment through December 31, 2023, the Compensation Committee set performance share objectives based on adjusted EBITDA per share, return on invested capital, and average controllable completion for each of the performance years. For purposes of the 2021 performance share awards, return on invested capital for any calendar year was defined as the Company's adjusted operating income for such year divided by the Company's average invested capital for such calendar year. The performance shares vest and are settled in shares of Common Stock upon completion of the three-year period (subject to the Named Executive’s continued employment through the last day of the period), based on the level of adjusted EBITDA per share, adjusted return on invested capital and controllable completion actually attained in aggregate over the 2021 and 2022 calendar years.

For the 2021 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares were allocated 50% to each of the 2021 and 2022 years, and then for each years’ performance, 40% to the adjusted EBITDA per share objective, 40% to the average return on invested capital objective and 20% to the average controllable completion in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings was assigned by the Compensation Committee and could be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

The 2021 performance share awards were earned at 150% of target at the end of 2023 based on the original formula and goals. In February 2024, the Compensation Committee determined the Company’s achievement relative to the objectives previously established for the 2021 performance share awards as follows (see Appendix A to this proxy statement on page 90 for a reconciliation of certain 2022 and 2021 non-GAAP financial measures used to calculate the achievement levels described below for the most directly comparable financial measures prepared in accordance with GAAP):

				Achieved
2021 Performance Period	Threshold	Target	Maximum	Performance
Adjusted EBITDA per Share (1)	$11.36	$11.94	$12.52	$15.48
Average Return on Invested Capital (2)	10.5%	11.0%	11.5%	14.2%
Controllable Completion (3)	99.6%	99.8%	99.9%	99.9%

2022 Performance Period
Adjusted EBITDA per Share (1)	$14.48	$15.06	$15.64	$12.96
Average Return on Invested Capital (2)	13.9%	14.4%	14.9%	11.3%
Controllable Completion (3)	99.6%	99.8%	99.9%	99.9%
(1)	EBITDA per share was adjusted in 2021 for the non-cash impairment charge and adjusted in 2022 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements. The adjusted EBITDA per share metric had a 40% weight on the 2021 performance share awards. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	Represents the average return on invested capital for 2021 and 2022 using adjusted operating income in 2021 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements and adjusted operating income in 2022 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements. For purposes of the 2021 performance share awards, return on invested capital for any calendar year was defined as the Company's adjusted operating income for such year divided by the Company's average invested capital for such calendar year. The average return on invested capital metric had a 40% weight on the 2021 performance share awards.
(3)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 20% weight on the 2021 performance share awards.

As a result of the foregoing, in February 2024, the Named Executives vested in 150% of the target number of performance shares relative to the 2021 performance share awards as follows: Mr. Childs, 76,889 shares; Mr. Simmons, 26,744 shares; Mr. Steel, 26,744 shares; Mr. Wooley, 15,813 shares; and Mr. Woodward, 9,194 shares.

Performance Share Awards Granted in 2022. For purposes of the performance share awards granted in 2022, which are eligible to vest based on corporate performance during 2022, 2023 and 2024 and continued employment through December 31, 2024, the Compensation Committee set performance share objectives based on adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years.

For the 2022 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by a weighted interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

As a result of 2022 and 2023 performance relative to the objectives, in February 2024, the Compensation Committee determined that the overall achievement percentage for the 2022 and 2023 performance period of the 2022 performance shares was 250%, which percentage achievement will be included in the final determination of the vesting of these performance share awards following the end of the three-year performance period:

				Achieved
2022 Performance Period	Threshold	Target	Maximum	Performance
Adjusted EBITDA (1)	$480	$510	$540	$656
Controllable Completion (2)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (3)	82.0%	85.0%	88.0%	88.2%

2023 Performance Period
Adjusted EBITDA (1)	$510	$540	$570	$732
Controllable Completion (2)	99.6%	99.7%	99.8%	99.9%
Controllable On-Time Departures (3)	82.0%	85.0%	88.0%	89.4%
(1)	EBITDA was adjusted in 2022 and 2023 for the non-cash impairment charge and deferred revenue on fixed cash payments received under capacity purchase agreements. The adjusted EBITDA metric had a 34% weight for 2022 and 2023. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s adjusted EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.
(2)	Controllable completion is the percentage of completed scheduled flights over which SkyWest Airlines had control, excluding cancelled flights due to uncontrollable factors such as weather. The controllable completion metric had a 33% weight for 2022 and 2023.
(3)	Controllable on-time departures is the percentage of flights departing the gate at or before scheduled departure time over which SkyWest Airlines had control, excluding delayed flights due to uncontrollable factors such as weather. The controllable on-time departures metric had a 33% weight for 2022 and 2023.

Long-Term Incentive Awards for 2024. For 2024, the Compensation Committee determined to allocate the grant of the long-term incentive awards to the Named Executives in the form of restricted stock units and performance shares. The long-term incentive performance metrics applicable to the performance shares granted in 2024 will be based on a free cash flow metric, an adjusted EBITDA metric, controllable completion rate and a controllable on-time departure rate and will be based on three one-year measurement periods. Under the 2024 awards, the Company’s performance against these performance metrics will be measured against objectives established for each 2024, 2025, and 2026, with the resulting number of “earned” shares eligible to vest on December 31, 2026, subject to continued employment through that date. The 2024 long-term incentive awards will be eligible for accelerated vesting on terms substantially similar to the 2023 performance share awards, as described above. No one-time supplemental awards of performance cash or equity awards have been granted to the Named Executives in 2024.

2023 One-Time Supplemental Cash Performance Awards. Following the lapse of the CARES Act Limitations on April 1, 2023, the Board granted one-time supplemental performance-based cash awards to the Named Executives to provide additional operational improvement incentives focused on the execution of a short-term and long-term plan based on a recovery in block hours flown (the “2023 Cash Performance Awards”) intended to allow our Named Executives to earn a portion of the compensation that had been capped while the Company was subject to the CARES Act Limitations between 2020 and 2023. SkyWest and the airline industry generally experienced pilot attrition in 2022 and 2023, with pilot availability constraining SkyWest’s ability to return to pre-COVID scheduled flight levels. The 2023 Cash Performance Awards underscore the Board’s objective for the Named Executives to restore scheduled block hour production in a manner that provides short-term and long-term value for SkyWest shareholders. The 2023 Cash Performance Awards included (i) a short-term performance cash incentive, subject to the completion of certain production recovery metrics and share repurchase objectives, and (ii) a long-term performance cash incentive, subject to achievement of performance goals aligned with the Company’s 2023 long-term incentive awards. The 2023 Cash Performance Awards were made pursuant to the Company’s 2019 Plan.

Short-Term Cash Performance Incentive. In May 2023, a one-time, supplemental short-term performance cash incentive (the “2023 Short-Term Cash Performance Award”) was awarded to the Named Executives, subject to the achievement of three performance goals to be completed during 2023 following the approval date: (i) a net increase in captains for one calendar month (number of captain upgrades less captain attrition), (ii) operation of the first revenue flight for SWC, and (iii) a minimum of $30 million of share repurchases. The 2023 Short-Term Cash Performance Award was generally designed to allow Named Executives the opportunity to earn approximately one-half of the compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. By tying the 2023 Short-Term Cash Performance Award to new performance objectives critical to the Company’s 2023 performance, these amounts were subject to the Named Executive’s achievement of further operating and stock price performance.

Upon achievement of all three goals, the 2023 Short-Term Cash Performance Award would be paid immediately to each of the Named Executives other than the CEO. For the CEO, in order to encourage additional stock price achievement and to create an additional retention incentive, upon achievement of all three goals, 33% of the 2023 Short-Term Cash Performance Award would be paid out immediately, 33% would be paid out during the fourth quarter of 2023, subject to achievement of a minimum SkyWest closing stock price target of $30.00 per share during the fourth quarter of 2023, and the final 33% will be paid in May 2024, subject to the CEO’s continued employment with the Company through the payment date. By December 31, 2023, all three goals, including the minimum stock price goal for the CEO, had been achieved.

The following table summarizes the 2023 Short-Term Cash Performance Award amounts earned by the Named Executives based on 2023 performance and the amounts paid to the Named Executives during 2023. The Company will pay the CEO the final tranche of his 2023 Short-Term Cash Award of $500,000 in May 2024, subject to his continued employment with the Company through the payment date.

	2023 Short-Term Cash Performance Award Target	2023 Short-Term Cash Performance Award Achieved	2023 Short-Term Cash Performance Award Paid in 2023	Amount to be Paid in May 2024 (Subject to Continued Employment)
Russell A. Childs	$1,500,000	$1,500,000	$1,000,000	$500,000
Robert J. Simmons	$500,000	$500,000	$500,000	$—
Wade J. Steel	$500,000	$500,000	$500,000	$—
Greg S. Wooley	$250,000	$250,000	$250,000	$—
Eric J. Woodward	$250,000	$250,000	$250,000	$—

Long-Term Cash Performance Incentive. In May 2023, an additional one-time, supplemental long-term performance cash incentive (the “2023 Long-Term Cash Performance Award”) was awarded to the Named Executives in order to incentivize the Named Executives to execute the block hour production recovery plan and align the Named Executives with shareholder interests over multiple years. Under the terms of the Long-Term Cash Performance Awards, the Company’s performance towards established performance metrics will be measured against the same objectives established for each of 2023, 2024 and 2025 used in the 2023 performance share awards to the Named Executives, as described above under the heading Long-Term Incentive Awards. The Long-Term Cash Performance Awards provide the Named Executives with the opportunity to earn the other one-half of the compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. By tying the 2023 Long-Term Cash Performance Awards to new performance objectives critical to the Company’s three-year performance, these amounts are subject to the Named Executive’s achievement of further operating and financial performance.

One-third of the Long-Term Cash Performance Award is eligible to be earned based on performance relative to the 2023 goals, one-third of the Long-Term Cash Performance Award target is eligible to be earned based on performance relative to the 2024 goals and one-third of the Long-Term Cash Performance Award target is eligible to be earned based on performance relative to the 2025 goals. The Long-Term Cash Performance Awards vest and become payable as to one-third of the award annually over the three-year period as the performance for each year is determined by the Compensation Committee, subject to continued employment through the anniversary of the grant date following completion of the applicable annual performance period. The annual payment structure of the Long-Term Cash Performance Awards, which differs than the three-year cliff vesting of the 2023 performance share awards, was determined to be appropriate given the Long-Term Cash Performance Awards are intended to provide the Named Executive Officers with a performance-based opportunity to earn compensation that would otherwise have been paid to them during the period that the CARES Act Limitations were in effect had their compensation not been capped under such limitations. If performance is below the threshold level for one or more of the objectives, no cash amount will be earned with respect to such objective(s). The following table summarizes the 2023 Long-Term Cash Performance Awards granted to the Named Executives during the year ended December 31, 2023.

2023 Long-Term Cash Award at Target (1)
Russell A. Childs	$1,500,000
Robert J. Simmons	$500,000
Wade J. Steel	$500,000
Greg S. Wooley	$250,000
Eric J. Woodward	$250,000
(1)	Represents the total target value of the 2023 Long-Term Cash Performance Award if 100% of target is achieved in each of 2023, 2024 and 2025, although the threshold earnout is 50% of target and the maximum earnout is 250% of target. One-third of the award is eligible to be earned for each calendar year.

The portion of the 2023 Long-Term Cash Performance Awards tied to 2023 performance will be paid in May 2024 at 250% of target based on the original formula and goals applicable to such awards, subject to continued employment through that date. In February 2024, the Compensation Committee determined the Company’s achievement relative to the objectives previously established for 2023 for the 2023 Long-Term Cash Performance Awards as described above under Long-Term Incentive Awards.

As a result of the foregoing, in February 2024, the Named Executives became eligible to receive payment for portion of the 2023 Long-Term Cash Performance Awards eligible to be earned based on 2023 performance at 250% of target and will be paid the following cash amounts in May 2024, subject to employment through the date of payment: Mr. Childs, $1,250,000; Mr. Simmons, $416,667; Mr. Steel, $416,667; Mr. Wooley, $208,333; and Mr. Woodward, $208,333.

No Employment and Severance Agreements

The Named Executives do not have employment, severance or change-in-control agreements, although the vesting of long-term equity incentive awards may accelerate under certain circumstances, as described below under “Elements of Compensation – Long-Term Incentive Awards.” The Named Executives serve at the will of the Board, which enables the Board to terminate the employment of any Named Executive with discretion as to the terms of any severance. This is consistent with the Company’s performance-based employment and compensation philosophy.

Acceleration of Long-Term Incentive Awards. With respect to long-term incentive awards granted to the Named Executives, such awards will vest on an accelerated basis under certain circumstances.

Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, or (ii) in the event of the Named Executive’s death.

Performance share awards granted to the Named Executives will vest on an accelerated basis upon certain terminations of employment. In the event of the Named Executive’s death prior to a change in control, the Named Executive will vest in a number of performance shares determined as follows: (i) for any annual performance period that has ended prior to the date of death, the number of performance shares earned for such performance period will vest on the date of death (or, if later the applicable certification date of performance for such performance period); plus (ii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, 33% of the “target” number of performance shares subject to the award will vest on the date of death; plus (iii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, the Named Executive’s estate will remain eligible to vest in any in such number of additional performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the applicable certification date of performance for such performance period.

In the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will vest or remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of each applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the later of the date of termination and the applicable certification date for such performance period, and be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination.

For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” determined as follows: (i) for any annual performance period that has commenced but has not ended as of the date of the change in control, the greater of (a) 33% of the “target” number of performance shares subject to the award, or (b) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control; plus (ii) for any annual performance period that has ended prior to the date of the change in control, the vesting eligible shares as determined for such completed annual performance period; plus (iii) for any annual performance period that has not yet commenced as of the date of the change in control, 33% of the “target” number of performance shares subject to the award. Such vesting eligible shares will vest on the last day of the third calendar year in the three-year performance period applicable to such award, subject to the Named Executive’s continued employment or service through such date; provided that, in the event of the Named Executive’s death, involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination.

Acceleration of 2023 Long-Term Cash Performance Awards.

The 2023 Long-Term Cash Performance Awards granted to the Named Executives will vest on an accelerated basis upon certain terminations of employment. In the event of the Named Executive’s death prior to a change in control, the Named Executive will be eligible to be paid such portion of the award determined as follows: (i) for any annual performance period that has ended prior to the date of death for which a payment has not yet been made to the Named Executive, the cash amount earned for such performance period will be paid on the date of death (or, if later the applicable certification date of performance for such performance period); plus (ii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, 33% of the “target” cash award eligible to vest during such annual performance period will be paid upon the Named Executive’s death; plus (iii) for any annual performance period that has not yet commenced or is incomplete as of the date of death, the Named Executive’s estate will remain eligible to vest in any additional portion of the cash award that is ultimately earned based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the applicable annual performance period (or, if earlier, a change in control of the Company), which payment will occur on the applicable certification date of performance for such performance period.

In the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will vest or remain eligible to vest in such portion of the award as is ultimately earned based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of each applicable annual performance period (or, if earlier, a change in control of the Company), which vesting will occur on the later of the date of termination and the applicable certification date for such performance period, and be prorated for the portion of the three-year period covered by such awards that has elapsed prior to the date of termination.

For purposes of the 2023 Long-Term Cash Performance Awards, in the event of a change in control of the Company, the award will be converted into a fixed cash award (the “vesting eligible cash”) determined as follows: (i) for any annual performance period that has commenced but has not ended as of the date of the change in control, the greater of (a) 33% of the “target” cash award eligible to vest during such annual performance period, or (b) the amount of cash that would have been earned if performance had been measured against the corporate performance objectives as of the date of the change in control; plus (ii) for any annual performance period that has ended prior to the date of the change in control for which payment has not yet been made to the Named Executive, the cash award earned for such completed annual performance period; plus (iii) for any annual performance period that has not yet commenced as of the date of the change in control, 33% of the “target” cash award eligible to vest during such annual performance period. Such vesting eligible cash will vest in substantially equal installments on the remaining anniversaries of the grant date through and including May 2026, subject to the Named Executive’s continued employment or service through such date; provided that, in the event of the Named Executive’s death, involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible cash will be paid upon the date of such termination.

Retirement and Other Benefits

The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Named Executives. The 401(k) retirement plan is a broad based, tax-qualified retirement plan under which eligible employees, including the Named Executives, may make annual pre-tax salary reduction contributions subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The sponsoring employer makes matching contributions under the plan on behalf of eligible participants; however, the right of Named Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plan and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of officers and other highly compensated employees (the “Deferred Compensation Plan”). All of the Named Executives participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, the employer credits each Named Executive’s account with a discretionary employer contribution equal to 15% of salary and annual cash incentive. These amounts are included in the Summary Compensation Table under the column “All Other Compensation”. Additional information on the Deferred Compensation Plan is found in the section “Non-Qualified Deferred Compensation for 2023” below. The purpose of the Deferred Compensation Plan is to attract and retain executive talent by assisting with building retirement assets over the course of their career with the Company.

The Deferred Compensation Plan also permits eligible executives, including the Named Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual cash incentive compensation for the year. Only Mr. Simmons elected to defer any portion of his salary or annual cash incentive for 2023.

The Company and its subsidiaries do not maintain any defined benefit pension plans for the Named Executives.

Other Benefits

In addition to the benefits described above, the Company provides certain other benefits to the Named Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading “All Other Compensation” below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer-paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company-owned recreational equipment.

The Company and its subsidiaries also maintain a non-discriminatory, broad based program under which all full-time employees and their dependents, including the Named Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company’s operating airline subsidiary.

The Company has not agreed to provide its Named Executives with any gross-up or reimbursement for taxes.

Compensation Recovery Policy

In 2023, we adopted a compensation recovery policy in compliance with the Securities Exchange Act of 1934, as amended, and the corresponding Nasdaq Stock Market listing standards, which provides for the recovery of any excess incentive-based compensation from current and former executive officers in the event of an accounting restatement.

Under our 2019 Plan, in the event of an accounting restatement, awards under the 2019 Plan, including time-based and performance-based awards granted to the Named Executives, will be subject to recovery by the Company in a manner determined by the Compensation Committee.

Share Ownership Guidelines

The Company maintains ownership guidelines for the Named Executives to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each Named Executive is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual base salary for each Named Executive. The Chief Executive’s guideline ownership level is five times salary while the remaining Named Executives’ guideline ownership level is three times salary.

The guidelines also include an expectation that the Named Executives will hold 50% of their net after-tax profit shares after vesting or option exercise if the applicable guideline ownership level has not yet been met. The Named Executives are limited in their ability to sell shares under long term incentive awards until their applicable guideline ownership level is reached. Each Named Executive met the ownership guidelines at December 31, 2023, except for Mr. Wooley who joined SkyWest Airlines in 2019 and is making progress toward meeting the ownership guidelines. The holdings of the Named Executives are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to certain of the company’s executive officers. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, and has reserved, and continues to reserve, the right to approve compensation that may not be deductible under Code Section 162(m) in order to ensure competitive levels of total compensation for the Company’s executive officers.

Effect of Compensation on Risk

The Compensation Committee believes the Company’s compensation policies and practices are designed to create appropriate and meaningful incentives for the Company’s employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following:

●	The Company’s compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	The base salaries and target cash incentive opportunities the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company’s industry, and provide the Company’s employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;

●	The Company’s cash incentive and performance equity incentive compensation is capped at levels established by the Compensation Committee, consistent with peer data, and at which the Compensation Committee believes reduces the incentive for excessive risk-taking;
●	The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee;
●	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking; and
●	There is a policy against hedging stock and against pledging stock or using it as collateral.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Ronald J. Mittelstaedt, Chair

Smita Conjeevaram

Meredith S. Madden

Andrew Roberts

Keith E. Smith

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executives for the years indicated.

				Stock Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Units ($)(2)	Performance Shares ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Russell A. Childs	2023	$546,875	$—	$—	$2,300,000	$—	$2,233,375	$467,213	(5)	$5,547,463
CEO & President	2022	$500,000	$—	$—	$2,300,000	$—	$340,000	$153,971		$3,293,971
	2021	$500,000	$—	$—	$2,300,000	$—	$285,000	$173,862		$3,258,862
Robert J. Simmons	2023	$379,375	$—	$—	$800,000	$—	$1,124,000	$275,199	(6)	$2,578,574
Chief Financial Officer	2022	$345,000	$—	$—	$800,000	$—	$310,000	$133,482		$1,588,482
	2021	$345,000	$—	$—	$800,000	$—	$320,000	$133,362		$1,598,362
Wade J. Steel	2023	$375,625	$—	$—	$800,000	$—	$1,124,000	$251,095	(7)	$2,550,720
Chief Commercial Officer	2022	$335,000	$—	$—	$800,000	$—	$300,000	$129,352		$1,564,352
	2022	$335,000	$—	$—	$800,000	$—	$312,000	$123,922		$1,570,922
Greg S. Wooley	2023	$235,000	$—	$—	$473,000	$—	$640,000	$139,581	(8)	$1,487,581
Executive Vice President Operations	2022	$210,000	$—	$—	$473,000	$—	$195,000	$79,858		$957,858
	2021	$210,000	$—	$—	$473,000	$—	$195,000	$68,398		$946,398
Eric J. Woodward	2023	$235,375	$—	$—	$275,000	$—	$542,500	$137,639	(9)	$1,190,514
Chief Accounting Officer	2022	$211,000	$—	$—	$275,000	$—	$126,600	$78,068		$690,668
	2021	$211,000	$—	$—	$275,000	$—	$126,600	$69,701		$682,301
(1)	No discretionary bonuses were awarded to the Named Executives in 2021, 2022 or 2023.
(2)	These columns show the grant date fair value of stock awards granted during the applicable fiscal year as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. The maximum potential value of the performance share awards, assuming the highest level of performance achievement, is as follows: Mr. Childs, $5,750,000 (2021), 5,750,000 (2022), $5,750,000 (2023); Mr. Simmons, $2,000,000 (2021), 2,000,000 (2022), $2,000,000 (2023); Mr. Steel, $2,000,000 (2021), 2,000,000 (2022), $2,000,000 (2023); Mr. Wooley, $1,182,500 (2021), $1,182,500 (2022) $1,182,500 (2023); and Mr. Woodward, $687,500 (2021), $687,500 (2022), $687,500 (2023). These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2023, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)	The amounts in this column reflect the annual cash incentive amounts earned in the year indicated based on performance in that year and paid in the subsequent year, and the 2023 Short-Term Cash Performance Award amounts paid in the year indicated. As described in the section entitled “Compensation Discussion and Analysis” above, these performance cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries. The threshold, target and maximum amount of each Named Executive’s annual performance cash incentive opportunities for 2023 and the target amount of each Named Executive’s 2023 Short-Term Cash Performance Award is reported in the “Grants of Plan-Based Awards for 2023”

table below. The annual cash incentive earned in 2023 and paid in 2024 to each Named Executive and reflected in the table above are as follows: Mr. Childs, $1,233,375; Mr. Simmons, $624,000; Mr. Steel, $624,000; Mr. Wooley, $390,000; and Mr. Woodward, $292,500. Additionally, the 2023 Short-Term Cash Performance Award amounts paid to the Named Executives during 2023 and reflected in the table above are as follows: Mr. Childs, $1,000,000; Mr. Simmons, $500,000; Mr. Steel, $500,000; Mr. Wooley, $250,000; and Mr. Woodward, $250,000.
(4)	All other compensation for each Named Executive (as described in footnotes 5 through 9 below) increased in 2023 as compared to previous years due to the lapse of the CARES Act Limitations on April 1, 2023. As a result of the lapse of the CARES Act Limitations, (i) deferred compensation contributions made by the Company, which are calculated based on the applicable Named Executive’s Non-Equity Incentive Plan Compensation, increased in 2023 due to the Named Executives’ increased Non-Equity Incentive Plan Compensation following such lapse; and (ii) the Company was permitted to distribute excess user time hours, a paid-time off benefit, to its employees, including the Named Executives upon request from the employees. These higher amounts are not expected to continue in 2024.
(5)	All other compensation for Mr. Childs for 2023 included $303,875 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2023 and $128,269 payout of excess user time. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease and personal use of the Company’s recreational equipment.
(6)	All other compensation for Mr. Simmons for 2023 included $187,995 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2023 and $53,271 payout of excess user time. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease and personal use of the Company’s recreational equipment.
(7)	All other compensation for Mr. Steel for 2023 included $177,918 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2023 and $40,769 payout of excess user time. The remaining other compensation relates to employer-paid health insurance premiums, a personal vehicle lease and personal use of the Company’s recreational equipment.
(8)	All other compensation for Mr. Wooley for 2023 included $105,918 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2023 and $15,625 payout of excess user time. The remaining other compensation relates to employer-paid health insurance premiums and personal use of the Company’s recreational equipment.
(9)	All other compensation for Mr. Woodward for 2023 included $96,639 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2023 and $21,635 payout of excess user time. The remaining other compensation relates to employer-paid health insurance premiums and personal use of the Company’s recreational equipment.

Grants of Plan-Based Awards For 2023

The following table provides information about non-equity based and equity-based plan awards granted to the Named Executives for the year ended December 31, 2023:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards Number	All Other Stock Awards Number	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Units (#)	of Options (#)	Awards ($/Share)	Awards ($)(5)
Russell A. Childs	7-Feb-2023(1)	$316,250	$632,500	$1,265,000
	2-May-2023(2)	$—	$1,500,000	$1,500,000
	2-May-2023(3)	$750,000	$1,500,000	$3,750,000
	7-Feb-2023(4)				61,662	123,324	308,310				$2,300,000
Robert J. Simmons	7-Feb-2023(1)	$160,000	$320,000	$640,000
	2-May-2023(2)	$—	$500,000	$500,000
	2-May-2023(3)	$250,000	$500,000	$1,250,000
	7-Feb-2023(4)				21,448	42,895	107,238				$800,000
Wade J. Steel	7-Feb-2023(1)	$160,000	$320,000	$640,000
	2-May-2023(2)	$—	$500,000	$500,000
	2-May-2023(3)	$250,000	$500,000	$1,250,000
	7-Feb-2023(4)				21,448	42,895	107,238				$800,000
Greg S. Wooley	7-Feb-2023(1)	$100,000	$200,000	$400,000
	2-May-2023(2)	$—	$250,000	$250,000
	2-May-2023(3)	$125,000	$250,000	$625,000
	7-Feb-2023(4)				12,681	25,362	63,405				$473,000
Eric J. Woodward	7-Feb-2023(1)	$75,000	$150,000	$300,000
	2-May-2023(2)	$—	$250,000	$250,000
	2-May-2023(3)	$125,000	$250,000	$625,000
	7-Feb-2023(4)				7,373	14,745	36,863				$275,000
(1)	Amounts reflect the threshold, target and maximum amount of each Named Executive’s annual cash incentive opportunity for 2023. As described in the section entitled “Compensation Discussion and Analysis” above, the annual cash incentives payable to the Named Executives are calculated based upon the financial, operational, and ESG performance of the Company or its subsidiaries.
(2)	Amounts reflect the target amount of each Named Executive’s the 2023 Short-Term Cash Performance Award. As described in the section entitled “Compensation Discussion and Analysis” above, the 2023 Short-Term Cash Performance Awards were earned based upon the financial and operational performance of the Company or its subsidiaries during 2023 and, other than with respect to one-third of the award payable to our Chief Executive Officer, were paid during 2023 and are reflected in the Summary Compensation Table. The remaining one-third of the award to our Chief Executive Officer will be paid in May 2024, subject to his continued employment through the date of payment.
(3)	Amounts reflect the threshold, target and maximum amount of each Named Executive’s 2023 Long-Term Cash Performance Award. As described in the section entitled “Compensation Discussion and Analysis” above and footnote (5) below, the 2023 Long-Term Cash Performance Awards are payable to the Named Executives are calculated based upon the same financial and operational performance of the Company or its subsidiaries as are applicable under the 2023 performance share awards.

(4)	Represents the 2023 performance share awards. Under the 2023 performance share awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2023, 2024 and 2025, with the resulting number of “earned” shares eligible to vest on December 31, 2025, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be free cash flow, adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years. For the 2023 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the four corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each performance measurement year (2023, 2024 and 2025), and then for each years’ performance, 40% to free cash flow, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest.
(5)	This column shows the grant date fair value of the stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2023 which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of restricted stock units and performance shares by the Named Executives as of December 31, 2023. The Named Executives did not hold stock options as of December 31, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (6)($)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested (6)($)
Russell A. Childs	76,889	(1)	$4,013,606
	117,015	(2)	6,108,183	23,402	(2)	$1,221,584
	102,770	(3)	5,364,594	82,216	(3)	$4,291,675
Robert J. Simmons	26,744	(1)	$1,396,037
	40,700	(2)	2,124,540	8,140	(2)	$424,908
	35,745	(3)	1,865,889	28,597	(3)	$1,492,763
Wade J. Steel	26,744	(1)	$1,396,037
	40,700	(2)	2,124,540	8,140	(2)	$424,908
	35,745	(3)	1,865,889	28,597	(3)	$1,492,763
Greg S. Wooley	15,813	(1)	$825,439
	24,065	(2)	1,256,193	4,812	(2)	$251,186
	21,135	(3)	1,103,247	16,908	(3)	$882,598
Eric J. Woodward	9,194	(1)	$479,927
	13,990	(2)	730,278	2,798	(2)	$146,056
	12,288	(3)	641,434	9,830	(3)	$513,126
(1)	Represents the 2021 performance share awards. Under the 2021 performance share awards, the Company’s performance against established performance metrics was measured against objectives established for each of 2021 and 2022, with the resulting number of “earned” shares eligible to vest on December 31, 2023, subject to continued employment through that date. The corporate objectives for purposes of such awards were adjusted EBITDA per share, return on invested capital and controllable completion measured over two one-year performance periods. For the 2021 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares were allocated 50% to each performance measurement year, and then for each years’ performance, 40% to the adjusted EBITDA per share objective, 40% to the average return on invested capital objective and 20% to the average controllable completion in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee was eligible to be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance was below the threshold level for one or more of the objectives, no performance shares will be eligible to be earned with respect to such objective(s). The actual number of shares of our common stock issued to our Named Executives following the conclusion of a performance period was based on our performance relative to the corporate performance objectives for that performance period. In February 2024, the Compensation Committee determined that the Company had achieved a 150% performance level for these awards, and such awards vested at 150% of target levels on February 10, 2024. In addition, these awards are reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2023, the applicable performance objectives had been met and the vesting of the awards was subject only to the Compensation Committee’s certification of such results.
(2)	Represents the 2022 performance share awards. Under the 2022 performance share awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2022, 2023 and 2024, with the resulting number of “earned” shares eligible to vest on December 31, 2024, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years. For the 2022 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each performance measurement year, and then for each years’ performance, 34% to the adjusted EBITDA objective, 33% to the controllable completion objective and 33% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest.

In February 2024, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2022 performance and a 250% performance level for the portion of these awards eligible to vest based on 2023 performance, which awards remain subject to vesting based on the Named Executives’ continued employment through December 31, 2024. The portion of these awards that was earned based on 2022 and 2023 performance is reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2023, the applicable performance objectives had been met for such portion of the award and the vesting of the awards remained subject only to the Compensation Committee’s certification of such results and continued employment through December 31, 2024. For the portion of these awards tied to 2024 performance, the Company has reported the number and market value of the performance shares subject to these portions of the awards based on target performance in the “Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested” column.

(3)	Represents the 2023 performance share awards. Under the 2023 performance share awards, the Company’s performance against established performance metrics will be measured against objectives established for each of 2023, 2024 and 2025, with the resulting number of “earned” shares eligible to vest on December 31, 2025, subject to continued employment through that date. The Compensation Committee determined that the corporate objectives for purposes of such awards would be free cash flow, adjusted EBITDA, controllable completion, and controllable on-time departures for each of the performance years. For the 2023 performance share awards, the Compensation Committee established threshold, target and maximum performance levels for each of the four corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the actual results varied from the target levels of performance. The performance shares are allocated 33.3% to each performance measurement year, and then for each years’ performance, 40% to the free cash flow objective, 30% to the adjusted EBITDA objective, 20% to the controllable completion objective and 10% to the controllable on-time departures objective in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 250% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest.

In February 2024, the Compensation Committee determined that the Company had achieved a 250% performance level for the portion of these awards eligible to vest based on 2023 performance, which awards remain subject to vesting based on the Named Executives’ continued employment through December 31, 2025. The portion of these awards that was earned based on 2023 performance is reported in the “Number of Shares or Units of Stock” column because, as of December 31, 2023, the applicable performance objectives had been met for such portion of the award and the vesting of the awards remained subject only to the Compensation Committee’s certification of such results and continued employment through December 31, 2025. For the portion of these awards tied to 2024 and 2025 performance, the Company has reported the number and market value of the performance shares subject to these portions of the awards based on target performance in the “Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested” column.

(4)	Based on market closing price per share of our common stock of $52.20 on December 29, 2023, the last trading day of 2023.

Option Exercises and Stock Vested

Stock options exercised, restricted stock units and performance shares that vested for the Named Executives during the year ended December 31, 2023 are outlined below.

	Options Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Russell A. Childs	—	$—	23,954	$444,945
Robert J. Simmons	—	$—	8,331	$154,748
Wade J. Steel	—	$—	8,331	$154,748
Greg S. Wooley	—	$—	2,291	$42,555
Eric J. Woodward	—	$—	3,020	$56,096
(1)	Includes both restricted stock units and performance shares that vested during the year ended December 31, 2023.

Non-Qualified Deferred Compensation for 2023

Pursuant to the SkyWest Deferred Compensation Plan, covered Named Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance cash incentives earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the applicable plan.

Each Named Executive’s account under the SkyWest Deferred Compensation Plan is also credited with a discretionary employer contribution monthly, whether or not the Named Executive contributes. For 2023 that discretionary employer contribution was 15% of the Named Executive’s salary, annual cash incentive and short-term performance cash incentive. Participant account balances under the SkyWest Deferred Compensation Plan are fully vested and will be paid by the Company to each Named Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Named Executive.

The following table provides information regarding the SkyWest Deferred Compensation Plan for the year ended December 31, 2023:

Name	Executive Contributions in Last Year ($)(1)	Registrant Contributions in Last Year ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Year ($)	Aggregate Balance at Last Year End ($)(4)
Russell A. Childs	$—	$303,875	$323,629	$—	$3,348,978
Robert J. Simmons	$3,937	$187,995	$109,178	$—	$1,470,982
Wade J. Steel	$—	$177,918	$195,820	$—	$1,835,987
Greg S. Wooley	$—	$105,918	$10,681	$—	$272,125
Eric J. Woodward	$—	$96,639	$106,230	$—	$1,158,975
(1)	The amount in this column represents deferral of base salary for 2023 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.
(2)	The amounts in this column reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2023 at the rate of 15% of each Executive’s 2023 base salary, annual cash incentive and short-term performance cash incentive which was paid in 2023. The amounts reported in this column are also included in the amounts reported in the “Other Compensation” column of the Summary Compensation Table appearing above.
(3)	The amounts in this column reflect the notational earnings during 2023 credited to each Executive’s account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.
(4)	All Named Executive and Company contributions in prior years to the SkyWest Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that an executive was a named executive officer in that fiscal year. These amounts are as follows: Mr. Childs, $303,875 (2023), $119,309 (2022), and $138,548 (2021); Mr. Simmons, $187,995 (2023), $101,309 (2022), and $158,335 (2021); Mr. Steel, $177,918 (2023), $98,585 (2022), and $92,654 (2021); Mr. Wooley, $105,918 (2023), $62,285 (2022), and $50,508 (2021); and Mr. Woodward, $96,639 (2023), $53,112 (2022), and $50,468 (2021).

At the election of the executive, deferred amounts are invested in a selection of third-party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if a Named Executive’s employment had terminated on December 31, 2023, or the Company had undergone a change in control on December 31, 2023. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) plan and accrued vacation pay. Except as noted below, the Named Executives do not have any other severance benefits, severance agreements or change in control agreements. As discussed above in the Compensation Discussion and Analysis under “Long-Term Incentive Awards” and “One-Time Supplemental 2023 Long-Term Cash Awards,” each of these awards vest on an accelerated basis under certain circumstances, but there is no single trigger accelerated vesting of such awards upon a change in control.

The following table shows for each Named Executive the intrinsic value of his unvested performance shares and his unvested 2023 Cash Performance Award, as of December 31, 2023, the vesting or settlement of which would have been accelerated had a change in control of the Company occurred on that date and/or a termination under one of the circumstances identified below had occurred on that date, calculated in the case of performance shares, by multiplying the number of underlying shares by the closing price of the Common Stock on December 29, 2023, the last trading day of 2023 ($52.20 per share).

Name	Change in Control	Involuntary Termination Following a Change in Control or Death	Involuntary Termination Prior to a Change in Control
Russell A. Childs
Performance Share Acceleration (1)	$4,013,606	$20,999,642	$15,486,383
2023 Cash Performance Award Acceleration (2)	$—	$2,250,000	$1,250,000
Robert J. Simmons
Performance Share Acceleration (1)	$1,396,037	$7,304,137	$5,386,466
2023 Cash Performance Award Acceleration (2)	$—	$750,000	$416,667
Wade J. Steel
Performance Share Acceleration (1)	$1,396,037	$7,304,137	$5,386,466
2023 Cash Performance Award Acceleration (2)	$—	$750,000	$416,667
Greg S. Wooley
Performance Share Acceleration (1)	$825,439	$4,318,663	$3,184,879
2023 Cash Performance Award Acceleration (2)	$—	$375,000	$208,333
Eric J. Woodward
Performance Share Acceleration (1)	$479,927	$2,510,820	$1,851,638
2023 Cash Performance Award Acceleration (2)	$—	$375,000	$208,333
(1)	Reflects the value of the portion of the performance shares granted in 2022 and 2023 that would vest in each of the three enumerated scenarios (with the values reflected based on actual performance achievement for any completed annual performance periods and at “target” performance levels for any annual performance period that had not yet commenced at December 31, 2023). While 2021 performance shares were no longer subject to performance or service conditions at December 31, 2023, they are included in this table as the settlement of such performance shares would have accelerated (as compared to the regular settlement date in February 2024 upon Compensation Committee certification of final performance results) upon the occurrence of a change in control. The value of these 2021 performance shares are reflected in the other two columns, but no acceleration of the settlement of such awards would occur under a termination under those circumstances (and such awards would vest in February 2024 upon Compensation Committee certification of final performance results).
(2)	Reflects the portion of the 2023 Long-Term Cash Performance Awards granted in 2023 that would be earned and paid in each of the three enumerated scenarios (with the values reflected based on actual performance achievement for any completed annual performance periods and at “target” performance levels for any annual performance period that had not yet commenced at December 31, 2023).

Deferred Compensation. If the employment of a Named Executive were terminated on December 31, 2023, the Named Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Named Executive under the applicable plan. The 2023 year-end account balances under those plans are shown in the applicable Non-Qualified Deferred Compensation Tables included herein. A Named Executive’s account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Russell A. Childs, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2023, our last completed fiscal year:

●	the median of the annual total compensation of all employees of the Company (other than the CEO) was $47,860; and
●	the annual total compensation of the CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $5,547,463.

Based on this information, for 2023, the ratio of the annual total compensation of Mr. Childs, the CEO, to the median of the total compensation of all employees of the Company, was 116 to 1.

Determining the Median Employee. The Company determined that, as of December 31, 2023, the employee population consisted of approximately 13,000 individuals. The employee workforce consists of full and part time employees. For purposes of measuring the compensation of the employees, the Company selected total annual cash compensation for 2023 as the most appropriate measure of compensation, which was consistently applied to all the employees included in the calculation. With respect to the total annual compensation of the “median employee,” the Company identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.

Pay Versus Performance

Pay Versus Performance Table

The table below summarizes the total compensation, compensation actually paid, and other metrics used to evaluate the Named Executives’ compensation to the Company’s performance.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to (Lost by) CEO ($)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Loss) ($)	Adjusted EBITDA ($)
2023	$5,547,463	$20,110,631	$1,951,847	$5,667,806	$81.05	$168.12	$34,342	$731,965
2022	$3,293,971	$(917,779)	$1,200,340	$150,606	$25.63	$140.02	$72,953	$656,419
2021	$3,258,862	$5,158,789	$1,199,495	$1,698,313	$61.02	$165.47	$111,910	$785,421
2020	$3,353,359	$(204,845)	$1,074,101	$219,131	$62.59	$130.86	$(8,515)	$694,489
(b)	The amounts in this column represents the total compensation of our chief executive officer (“CEO”), Russell A. Childs, for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023, as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement. Mr. Childs was our principal executive officer for each of these years.
(c)	The amounts in this column represents the total compensation actually paid to (lost by) the CEO for the years indicated, adjusting the total compensation from column (b) by the amounts in the “Adjustments” table below.
(d)	The amounts in this column represents the average total compensation of our Named Executives, excluding the CEO (the “Non-CEO NEOs”), Robert J. Simmons, Wade J. Steel, Greg S. Wooley and Eric J. Woodward, for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023, as reported in the Summary Compensation Table of the proxy statement filed in the applicable year.
(e)	The amounts in this column represents the average total compensation actually paid to the Non-CEO NEOs for the years indicated, adjusting the total compensation from column (d) by the amounts in the “Adjustments” table below.
(f)	The total shareholder return shows the cumulative total shareholder return on our common stock through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(g)	The peer group total shareholder return shows the cumulative total shareholder return of the Nasdaq Stock Market Transportation Index through the last day of each fiscal year reflected in the table above, assuming an initial investment of $100.00 on December 31, 2019, with dividends reinvested.
(h)	The amounts in this column represent the Company’s net income (loss) for the indicated years as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(i)	Although we use numerous financial performance measures for the purpose of evaluating Company performance for the compensation of the Named Executives, we have determined that adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link Company performance and Named Executive compensation for the most recently completed fiscal year. The amounts in this column represent the Company’s adjusted EBITDA for the indicated years. (Adjusted EBTIDA is a non-GAAP measure. See Appendix A to this proxy statement on page 90 for a reconciliation of adjusted EBITDA for each of the fiscal years ending December 31, 2020, 2021, 2022 and 2023 to the most directly comparable financial measure for each such year prepared in accordance with GAAP.)

Relationship between Compensation Actually Paid and Performance

The graphs below compare the compensation actually paid to our CEO and the average of the compensation actually paid to our Non-CEO NEOs, with (i) our cumulative total shareholder return, (ii) our peer group total shareholder return, (iii) our net income, and (iv) our adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.

Relationship between Compensation Actually Paid and Total Shareholder Return

Relationship between Compensation Actually Paid and Net Income

Relationship between Compensation Actually Paid and Adjusted EBITDA

Adjustments from Total Compensation to Compensation Actually Paid

The amounts reported in the “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” columns do not reflect the actual compensation paid to or realized by our CEO or our Non-CEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our CEO and our Non-CEO NEOs for each applicable fiscal year and the Option Exercises and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2023.

The table below summarizes the adjustments made to the total compensation as reported in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement to determine the total actual compensation paid to the CEO and average Non-CEO NEOs for the years indicated as reported in the table above.

	2023
Adjustments To Total Compensation	CEO	Average Non-CEO NEOs
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for year indicated	$(2,300,000)	$(587,000)
Increase based on ASC 718 Fair Value of awards granted during year indicated that remain unvested as of the end of the indicated year (1)	9,656,269	2,464,434
Increase for awards granted during prior year(s) that were outstanding and unvested as of end of the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the end of the indicated year (1)	4,431,880	1,131,074
Increase for awards granted during a prior year that vested during the indicated year, determined based on change in ASC 718 Fair Value from the end of the prior year to the vesting date (2)	2,775,019	707,451
Total adjustments	$14,563,168	$3,715,959
(1)	The fair value of the unvested performance share awards at the end of each fiscal year reflected in the table above is determined using the Company’s estimated achievement of the performance objectives at the end of the indicated year. The Company’s assumption for the each of the performance share grants in the year indicated is shown in the table below.

	Performance Period
Performance Share Performance Assumptions	2022	2023	2024	2025
2023 Performance Share Grant	—	250%	100%	100%
2022 Performance Share Grant	250%	250%	100%	—
(2)	The fair value of the vested awards is determined by multiplying the number of shares vested by the share price on the date of vesting.

Financial Performance Measures

The Company considers the financial performance measures in the table below to be the most important financial performance measures used to link compensation actually paid to the Named Executives to company performance during for 2023.

Financial Performance Measures
Adjusted EBITDA
Free Cash Flow
Adjusted Pre-Tax Earnings

Each of these financial performance measures is a non-GAAP measure. Adjusted EBITDA is the Company's operating income under GAAP, excluding: depreciation expense, the impact of the recognition or reversal of deferred revenue and unbilled revenue, non-cash impairment charges, early lease termination charges and other special, non-recurring items. Free cash flow is defined as adjusted EBIDTA less non-aircraft capital expenditures. Adjusted pre-tax earnings (loss) is GAAP pre-tax earnings excluding the impact of the recognition or reversal of deferred revenue and unbilled revenue, non-cash impairment charges and other unusual non-recurring items. See Appendix A to this proxy statement on page 90 for a reconciliation of the Company’s adjusted EBITDA, adjusted pre-tax earnings and free cash flow to the most directly comparable financial measure prepared in accordance with GAAP.

For additional details regarding our most important financial performance measures, please see the sections titled “Annual Cash Incentive” and “Long-Term Incentive Awards” in our Compensation Discussion and Analysis elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2023, all directors who were not employees of the Company received an annual cash retainer of $100,000. The Chair of the Audit Committee was paid an annual fee of $20,000, the Chair of the Compensation Committee was paid an annual fee of $15,000, the Chair of Nominating and Corporate Governance Committee was paid an annual fee of $10,000, the Chair of the Safety and Compliance Committee was paid an annual fee of $10,000 and the Lead Independent Director was paid an annual fee of $20,000. The members of the Audit Committee were paid an annual fee of $4,000. The Board Chair was paid an annual fee of $100,000. Russell A. Childs, who is a director and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

Each non-employee director receives a stock award annually, the value of which is determined annually by the Board. On February 15, 2023, each of the non-employee directors received an award of 5,362 vested shares of Common Stock, representing approximately $100,000 of value based on the stock price as of the date of such award. The Company did not grant stock options to its non-employee directors in 2023.

Share Ownership Guidelines

The Company maintains ownership guidelines for the directors to encourage the alignment of their interests with the long-term interests of the Company’s shareholders. Each director is required to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to at least five times the cash component of the annual base compensation for each director. Each director met the ownership guidelines at December 31, 2023. The holdings of the directors are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2023.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name (1)	($)	($)(2)	($)	($)	($)	($)
Jerry C. Atkin	$200,000	$100,000	—	—	—	$300,000
Smita Conjeevaram	$104,000	$100,000	—	—	—	$204,000
Meredith S. Madden	$104,000	$100,000	—	—	—	$204,000
Ronald J. Mittelstaedt	$115,000	$100,000	—	—	—	$215,000
Andrew C. Roberts	$114,000	$100,000	—	—	—	$214,000
Keith E. Smith	$120,000	$100,000	—	—	—	$220,000
James L. Welch	$134,000	$100,000	—	—	—	$234,000
(1)	Russell A. Childs, the CEO, President and a director of the Company, is not included in the foregoing table as he was an employee of the Company during 2023 and received no financial remuneration for his service as a director.
(2)	Represents the aggregate grant date fair market values of awards as computed under ASC Topic 718. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2023, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All such shares of our common stock are fully vested and none of our non-employee directors holds, or as of December 31, 2023 held any unvested shares or other equity awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Since the beginning of the year ended December 31, 2023 through the date of this Proxy Statement, the Company did not have any transactions with related parties that required disclosure.

Review and Approval of Transactions with Related Parties

The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related-party transactions that has been approved by the Board and incorporated into the Charter of the Audit Committee. The policy provides that the Audit Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company’s policy, all transactions between the Company and related persons are required to be submitted to the Audit Committee for approval prior to the Company’s entry or participation in such transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 7, 2024, for each director and nominee for director, each Named Executive, and by all directors (including nominees) and executive officers of the Company as a group. In computing the number and percentage of shares beneficially owned by each person, the table includes any shares that the beneficial owner has the right to acquire within 60 days of March 7, 2024.

Name	Number of Shares of Common Stock Beneficially Owned	Beneficial Ownership Percentage (1)
Russell A. Childs	197,000	(2)
Robert J. Simmons	72,964	(2)
Wade J. Steel	61,480	(2)
Greg S. Wooley	17,885	(2)
Eric J. Woodward	28,350	(2)
Jerry C. Atkin	443,964	1.1%
Smita Conjeevaram	10,644	(2)
Derek J. Leathers	—	—
Meredith S. Madden	28,832	(2)
Ronald J. Mittelstaedt	36,283	(2)
Andrew C. Roberts	27,253	(2)
Keith E. Smith	36,283	(2)
James L. Welch	58,067	(2)
All officers and directors (including nominees) as a group (13 persons)	1,019,005	2.5%
(1)	Based on 40,363,370 shares outstanding as of March 7, 2024.
(2)	Less than one percent of the total shares outstanding as of March 7, 2024.

Security Ownership of Other Beneficial Owners

As of March 7, 2024, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Common Stock.

	Amount of
	Beneficial Ownership
	Common Stock
Name	Shares		Percent of Class
BlackRock, Inc.	6,522,531	(1)	16.2%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	4,912,802	(2)	12.2%
100 Vanguard Blvd
Malvern, PA 19355
Dimensional Fund Advisors LP	3,448,284	(3)	8.5%
6300 Bee Cave Road, Building One
Austin, TX 78746
(1)	Based on a Schedule 13G/A filed on January 22, 2024 by BlackRock, Inc., which stated therein that it has sole voting power over 6,440,277 shares and sole dispositive power over 6,522,531 shares.
(2)	Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, Inc., which stated therein that it has shared voting power over 35,742 shares, sole dispositive power over 4,854,945 shares and shared dispositive power over 57,857 shares.
(3)	Based on a Schedule 13G/A filed on February 9, 2024 by Dimensional Fund Advisors LP, which stated therein that it has sole voting power over 3,400,309 shares and sole dispositive power over 3,448,284 shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2023.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	962,642	$—	(2)	2,855,806	(3)
(1)	Consists of the Company’s SkyWest Inc. 2019 Long-Term Incentive Plan and the Employee Stock Purchase Plan. Performance awards are included at “target” levels.
(2)	Represents the weighted average exercise price of the outstanding stock options. As of December 31, 2023, there were no outstanding stock options.
(3)	Includes 288,210 shares remaining available for future issuance under the Employee Stock Purchase Plan, of which 29,154 were eligible to be purchased during the purchase period in effect on December 31, 2023.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was enacted pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the Named Executives (referred to as a “Say-on-Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company’s shareholders for approval at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2023 Executive Compensation table and the other related tables and disclosure.”

As described in detail under the heading “Compensation Discussion and Analysis,” the Board believes the Company’s compensation of the Named Executives achieves the primary goals of (i) attracting and retaining experienced, well-qualified executives capable of implementing the Company’s strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long term basis, and (iii) linking a substantial portion of the Named Executives’ compensation with long term Company performance and the achievement of pre-determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement and the executive compensation tables beginning on page 43 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Named Executives for the fiscal year ended December 31, 2023, was fair and reasonable and that the Company’s compensation programs and practices are in the best interests of the Company and its shareholders.

The vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Named Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company’s shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

Assuming a quorum is present at the Meeting, approval of Proposal 2 (on a non-binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders Vote FOR Approval of the Compensation of the Named Executives, as disclosed in this Proxy Statement.

PROPOSAL 3

AMENDMENT AND RESTATEMENT OF THE SKYWEST, INC. 2019 LONG-TERM INCENTIVE PLAN

Introduction

 We are requesting that our shareholders approve the amendment and restatement of our existing SkyWest, Inc. 2019 Long-Term Incentive Plan (the “Existing Plan”). In this proxy statement, we refer to the proposed amended and restated SkyWest, Inc. 2019 Long-Term Incentive Plan as the “Restated Plan.” In February 2024, our Board approved the Restated Plan, subject to shareholder approval. The Restated Plan will be effective as of the date on which our shareholders approve the Restated Plan (the “Restatement Effective Date”). If the Restated Plan is not approved by our shareholders, the Restated Plan will not become effective, the Existing Plan will continue in full force and effect, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Employees and consultants of the Company and its subsidiaries and members of our board of directors will be eligible to receive awards under the Restated Plan, including incentive stock options (“ISOs”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, other share-based awards, including grants of unrestricted stock, and performance awards, including annual and long-term cash performance awards.

A description of the material terms of the Restated Plan are summarized below. The key differences between the terms of the Existing Plan and the Restated Plan are as follows:

●	Shares Available for Issuance. We are asking our shareholders to approve an increase of 1,298,000 in the number of shares available for issuance under the Restated Plan over the existing share reserve under the Existing Plan. As of December 31, 2023, there were 2,600,000 shares available for future grants under the Existing Plan (with performance awards counted assuming “target” performance). Assuming shareholder approval, and subject to adjustments for changes in capitalization and the Restated Plan’s share counting provisions, as of the Restatement Effective Date, there will be 3,898,000 shares available for future awards, less any grants made under the Existing Plan after December 31, 2023 and prior to the Restatement Effective Date (with any “Full Value Awards” counted as 1.65 shares for every one share actually granted, as described below).

For purposes of calculating the shares that remain available for issuance under the Restated Plan, grants of options and SARs will be counted as the grant of one share for each one share actually granted, as described above. However, to protect shareholders from the potentially greater dilutive effect of awards other than an option or SAR (or other award subject to an exercise price, strike price or similar concept) (a “Full Value Award”), all grants of Full Value Awards will be deducted from the Restated Plan’s share reserve as 1.65 shares for every one share actually granted.

The proposed increase in shares available for issuance under the Restated Plan (over the existing share reserve under the Existing Plan) has been reviewed and approved by our Board. In the process, the Board determined that the existing number of shares available for issuance under the Existing Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward and retain key employees who create shareholder value. The increase in shares has been necessitated by the hiring of new employees, and by granting additional stock awards to current employees as long-term incentives. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.

●	Incentive Stock Option Limit. Under the Restated Plan, no more than 10,000,000 shares may be issued upon the exercise of incentive stock options, or ISOs, subject to adjustment for changes in our capitalization and certain corporate transactions, as described below.
●	Minimum Vesting Period. The Restated Plan contains a minimum vesting period which provides that no award agreement will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that the minimum vesting restrictions will not apply to (1) awards granted after the effective date of the Restated Plan that cover, in the aggregate, no more than 5% of the shares of Common Stock authorized for grant under the Restated Plan, (2) awards delivered in lieu of fully-vested cash-based awards under the Restated Plan (or other fully-vested cash awards or payments), and (3) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of our stockholders to the next annual meeting of our stockholders (so long as such period is at least 50 weeks).
●	Claw-back Provisions. Under the Restated Plan, in the event of an accounting restatement, the plan administrator may in its sole discretion require a participant to repay or forfeit that portion of time- and/or performance-based awards that were granted, earned or vested during the Company’s three immediately preceding completed fiscal years that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. Additionally, all awards will be subject to the provisions of any claw-back policy implemented by the Company as and to the extent set forth in such claw-back policy or the applicable award agreement.
●	Treatment of Awards Upon Non-Assumption in a Change in Control. Under the Restated Plan, in the event of a change in control, unless such awards are assumed or substituted or unless otherwise determined by the administrator and specified in the award agreement, all then-outstanding awards will become fully exercisable and vested upon the change in control, with all applicable performance goals or other vesting criteria deemed achieved as follows: (i) for any performance period that has not yet commenced as of the date of the change in control, at 100% of target levels; (ii) for any performance period that has commenced but has not yet ended as of the date of the change in control, at the greater of (1) 100% of target levels or (2) actual performance relative to the target levels as measured as of the date of the change in control (if measurable), and (iii) for any performance period that has ended prior to the date of the change in control, at actual performance relative to the target levels as measured as of the end of the performance period, and, in any case, all other terms and conditions deemed met.

●	Other Updates. The Restated Plan contains other minor, technical, and administrative updates.

In general, shareholder approval of the Restated Plan is necessary in order for us to (1) meet the shareholder approval requirements of the principal securities market on which shares of our Common Stock are traded, and (2) grant stock options that qualify as ISOs as defined under Section 422 of the Internal Revenue Code (the “Code”).

The Board of Directors Recommends that Shareholders Vote FOR the Approval of the Amendment and Restatement of the SkyWest, Inc. 2019 Long-Term Incentive Plan

Key Features of the Restated Plan

The Company has long had an ownership culture in which its officers, managers and other key employees are granted stock options and other equity-based awards to align their interests with those of shareholders. The Board believes the ownership culture at the Company motivates the achievement of superior performance, and also plays an essential role in retaining top talent. The Restated Plan would permit the Company to continue to use equity-based awards as an integral part of its compensation program.

The Restated Plan reflects a broad range of compensation and governance best practices, with some of the key features of the Restated Plan as follows:

●	No Increase to Shares Available for Issuance without Shareholder Approval. Without shareholder approval, the total number of shares of Common Stock that may be issued under the Restated Plan cannot be increased (other than adjustments in connection with certain corporate reorganizations and other events).
●	No Automatic Vesting for Awards. The Restated Plan does not have automatic accelerated vesting provisions for awards in connection with a change in control (other than in connection with the non-assumption of awards or certain qualifying terminations of service following such change in control).
●	Minimum Vesting Provision. The Restated Plan imposes a minimum one-year vesting requirement on all equity awards, with limited exceptions.
●	No Repricing of Awards. Other than pursuant to the provisions of the Restated Plan described below under the headings “Adjustments” and “Corporate Transactions,” the plan administrator may not without the approval of the Company’s shareholders (1) lower the exercise price of an option or SAR after it is granted or (2) cancel an option or SAR when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award.
●	Limitations on Dividend Payments on Unvested Awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such vesting conditions are met. Dividend equivalents may not be paid on stock options or SARs.
●	Limitations on Grants to Directors. The sum of cash compensation, or other compensation, and the value of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $500,000 (increased to $750,000 with respect to any non-employee director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee director’s initial service as a non-employee director). The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
●	No In-the-Money Option or Stock Appreciation Right Grants; Limit on Term of Options and Stock Appreciation Rights of Seven Years. The Restated Plan prohibits the grant of options or SARs with an exercise or base price less than 100% of the fair market value of our Common Stock on the date of grant. The maximum permitted term of any stock option or SAR under the Restated Plan is seven years from the date of grant.
●	Reasonable Limit on Full Value Awards. For purposes of calculating the shares that remain available for issuance under the Restated Plan, grants of options and SARs will be counted as the grant of one share for each one share actually granted, as described above. However, to protect our shareholders from the potentially greater dilutive effect of Full Value Awards, all grants of Full Value Awards will be counted against the Restated Plan’s share reserve as 1.65 shares for each share subject to such awards.

●	Reasonable Share Counting Provisions. Generally, when awards granted under the Restated Plan are forfeited, expire or are settled in cash, the shares reserved for those awards will again be available for future awards in an amount corresponding to the reduction in the share reserve previously made with respect to such awards. However, the following shares will not be added to the share reserve under the Restated Plan: (1) shares of Common Stock that are delivered by the participant or withheld by us as payment of the exercise price in connection with the exercise of an option granted under the Restated Plan or payment of the tax withholding obligation in connection with any award granted under the Restated Plan; (2) shares subject to a SAR granted under the Restated Plan that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options granted under the Restated Plan.
●	Independent Administration. The Compensation Committee of our Board, which consists of two or more non-employee directors, generally will administer the Restated Plan if it is approved by shareholders. The full Board will administer the Restated Plan with respect to awards granted to members of the Board. The Compensation Committee may delegate certain of its duties and authorities to a committee of one or more directors or officers of the Company for awards to certain individuals, within specific guidelines and limitations. However, no delegation of authority is permitted with respect to awards made to individuals who (1) are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) are officers or directors of the Company who have been delegated authority to grant or amend awards under the Restated Plan.

Equity Incentive Awards Are Critical to Long-Term Shareholder Value Creation

Our Existing Plan is the only equity plan pursuant to which we may grant equity awards to our directors, employees and consultants (other than our Employee Stock Purchase Plan (our “ESPP”)), and we believe that the adoption of the Restated Plan is essential to our success. Equity awards are intended to motivate high levels of performance, align the interests of our directors, employees and consultants with those of our shareholders by giving directors, employees and consultants the perspective of an owner with an equity stake in our company and providing a means of recognizing their contributions to the success of our company. Our Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help our company meet its goals. As of December 31, 2023, 252 of our 13,121 employees had received grants of equity awards, all seven of our non-employee directors had received grants of equity awards, and none of our consultants had received grants of equity awards.

The table below presents information about the number of shares that were subject to outstanding equity awards under our existing equity plans and the shares remaining available for issuance under the Existing Plan and the ESPP, each as of December 31, 2023, and the proposed increase to the number of shares authorized for issuance under the Restated Plan. As of December 31, 2023, the Existing Plan and the ESPP are the only equity plans under which we have outstanding equity awards or under which we have shares available for grant.

	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)
Options outstanding under the Existing Plan	—	—%	$—
Time-based restricted stock units outstanding under the Existing Plan	202,912	0.50%	$10,592,006
Performance-based restricted stock units outstanding under the Existing Plan(3)	759,730	1.89%	$39,657,906
Shares available for grant under the Existing Plan(4)	2,600,000	6.46%	$135,720,000
Proposed increase to the existing shares available for grant under the Existing Plan pursuant to the Restated Plan	1,298,000	3.23%	$67,755,600
Employee Stock Purchase Plan
Shares available for grant under the Employee Stock Purchase Plan	288,210	0.72%	$15,044,562
(1)	Based on 40,225,025 shares of our Common Stock outstanding as of December 31, 2023.
(2)	Based on the closing price of our Common Stock on December 29, 2023, of $52.20 per share.
(3)	Performance awards are included at “target” levels.
(4)	Shares remaining available for issuance under the Existing Plan calculated assuming performance awards are counted against the share reserve at “target” levels.

In determining whether to approve the Restated Plan, our Board considered the input of Frederic W. Cook & Co. (“FW Cook”), the Compensation Committee’s independent compensation consultant, and the following:

●	In determining the size of the share reserve under the Restated Plan, our Board considered the number of equity awards granted by our company during the past three calendar years. In fiscal years 2021, 2022 and 2023, equity awards representing a total of approximately 111,589 shares, 121,583 shares, and 188,410 shares, respectively, were awarded under the Existing Plan, for an annual equity burn rate of 0.22%, 0.24% and 0.43%, respectively (with performance awards counted assuming “target” performance for this purpose). This level of equity awards represents a 3-year average burn rate of 0.30% of common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards awarded during the fiscal year by the basic weighted average number of common shares outstanding during the same fiscal year.
●	In fiscal years 2021, 2022 and 2023, the number of stock options and time-vesting restricted stock units granted and the number of performance-based restricted stock units earned, was as follows:

	2021	2022	2023
Stock Options/SARs granted	—	—	—
Time-based RSUs granted	44,770	66,680	127,348
Fully-vested shares granted	21,175	24,423	37,534
Performance-based RSUs earned	45,644	30,480	23,528
Total shares utilized	111,589	121,583	188,410
Basic weighted average common shares outstanding	50,348,000	50,548,000	43,940,000

●	We expect the proposed aggregate share reserve under the Restated Plan to provide us with enough shares for awards for at least two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Plan could last for a shorter or longer time.

In fiscal years 2021, 2022 and 2023, the end of year overhang rate was approximately 8.52%, 6.68% and 8.86%, respectively. If the Restated Plan had been approved as of December 31, 2023, our overhang would have been approximately 12.08% (excluding the 288,210 shares that were available for issuance under the ESPP as of December 31, 2023). If the shares available for issuance under the ESPP are included, we expect our overhang at the end of fiscal year 2024 will be approximately 8.31%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards, excluding the shares that were available for issuance under the ESPP, at the end of the fiscal year by (2) the number of common shares outstanding at the end of the fiscal year.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the Restated Plan is reasonable and appropriate at this time.

Summary of the Restated Plan

The following summary of the material features of the Restated Plan is subject to the full text of the Restated Plan that is contained in Appendix A to this Proxy Statement.

Shares Subject to Plan. The Restated Equity Plan authorizes an increase of 1,298,000 in the number of shares available for issuance under the Restated Plan over the existing share reserve under the Existing Plan. Accordingly, subject to adjustment for changes in capitalization and the Restated Plan’s share counting provisions, such number of Shares will be authorized for grant under the Restated Plan as is equal to (1) the sum of 5,465,525 shares (representing the sum of 4,167,525 shares authorized for issuance under the Existing Plan as of the original effective date, plus 1,298,000 newly authorized shares approved by the Company’s stockholders on the Restatement Effective Date), plus (2) any shares covered by awards granted under the Company’s 2010 Long-Term Incentive Plan that again became available for grant pursuant to Existing Plan’s share counting provisions prior to the Restatement Effective Date. As of December 31, 2023, awards covering a total of 962,642 shares were subject to outstanding awards under the Existing Plan (with performance awards counted assuming “target” performance). Therefore, for the avoidance of doubt, the shares authorized for issuance under the Restated Plan as described above includes shares subject to awards granted under the Existing Plan and settled in prior years and is not a reflection of availability for new, future awards following the effective date of the Restated Plan.

Subject to adjustment for changes in capitalization and the Restated Plan’s share counting provisions, as of the Restatement Effective Date, such number of shares will be available for future grants under the Restated Plan as is equal to 3,898,000 shares, less one share for every one share subject to an option or stock appreciation right granted after December 31, 2023 under the Existing Plan and prior to the Restatement Effective Date and 1.65 shares for every one share subject to a Full Value Award granted after December 31, 2023 under the Existing Plan and prior to the Restatement Effective Date. The 3,898,000 shares represent 2,600,000 shares that remained available for grant under the Existing Plan as of December 31, 2023 (with performance awards counted assuming “target” performance), plus 1,298,000 newly authorized shares approved by the Company’s stockholders on the Restatement Effective Date.

The number of shares available for issuance under the Restated Plan will be reduced by 1.65 shares for each share delivered in settlement of any Full Value Award and by one share for each share delivered in settlement of any option or SAR. Shares issued under the Restated Plan may be authorized but unissued shares, shares purchased on the open market, or treasury shares.

If an award under the Restated Plan is forfeited, expires or is settled in cash, the shares subject to the award shall again be available for grant under the Restated Plan (such shares, “Recycled Shares”). To the extent that a share that was subject to an option or SAR under the Restated Plan becomes a Recycled Share, the Restated Plan will be credited with one share. To the extent that a share that was subject to a Full Value Award under the Restated Plan becomes a Recycled Share, the Restated Plan will be credited with 1.65 shares. However, the following types of shares underlying an award may not become again available for grant under the Restated Plan: (1) shares of Common Stock that are delivered by the participant or withheld by us as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any award; (2) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. Any restricted shares forfeited by the participant or repurchased by us at the same price paid by the participant so that such shares are returned to us will also be Recycled Shares and the Restated Plan will be credited with 1.65 shares for each such forfeited or repurchased restricted share. The payment of dividend equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares available for issuance under the Restated Plan.

To the extent permitted by applicable law or any exchange rule, and subject to certain other restrictions, shares issued in assumption of, or in substitution for, any outstanding awards or shares available under a pre-existing plan of an entity acquired by us or any of our subsidiaries that was approved by shareholders and not adopted in contemplation of such acquisition will not be counted against the shares available for grant under the Restated Plan.

Administration. The Compensation Committee of our Board will administer the Restated Plan (except with respect to any award granted to non-employee directors, which must be administered by our full Board). Unless otherwise determined by the Board, the members of the Compensation Committee (or such other committee designated by the Board) administering the Plan must each be a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” under the rules of any securities exchange on which the shares of our Common Stock are listed. The Board or the Compensation Committee may delegate certain of its duties and authorities to a committee of one or more directors or officers of the Company for awards to certain individuals, within specific guidelines and limitations. However, no delegation of authority is permitted with respect to awards made to individuals who (1) are subject to Section 16 of the Exchange Act, or (2) have been delegated authority to grant, amend or administer awards under the Restated Plan. The Board, the Compensation Committee or such other committee to which administration of the Restated Plan has been delegated is referred to as the “plan administrator.” Subject to the terms and conditions of the Restated Plan, the plan administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the Restated Plan. The plan administrator is also authorized to establish, adopt, amend or revise rules relating to administration of the Restated Plan.

Eligibility. Only employees and consultants of the Company and its subsidiaries and members of our board of directors are eligible to receive awards under the Restated Plan. As of December 31, 2023, there were seven non-employee directors, 13,121 employees and two consultants who would have been eligible for awards under the Restated Plan had it been in effect on such date. The plan administrator determines which persons receive awards. The primary recipients of awards under the Restated Plan will be our officers, other key employees and managers. We have not historically granted equity awards to consultants or independent contractors.

Notwithstanding any provision to the contrary in the Restated Plan, the Board may establish compensation for non-employee directors from time to time, subject to the limitations in the Restated Plan. The Board will from time to time determine the terms, conditions and amounts of all such non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $500,000 (increased to $750,000 with respect to any non-employee director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee director’s initial service as a non-employee director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement). The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards Under the Restated Plan. The Restated Plan provides for the following types of awards: incentive stock options, non-qualified stock options, SARs, restricted stock, restricted stock units, other share-based awards, including grants of unrestricted stock, and performance awards, including annual and long-term cash performance awards. The plan administrator will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

●	Stock Options. The plan administrator may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of the Common Stock within a specified time at a specified price. Two types of stock options may be granted under the Restated Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and non-qualified options, or “NSOs.” The exercise price of an option cannot be less than the fair market value of a share of Common Stock at the time of grant, except for substitute awards. The expiration dates of options cannot be more than seven years after the date of the original grant. ISOs will be designed to comply with the provisions of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, and must expire within a specified period of time following the optionee’s termination of employment. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock, the Restated Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of grant. Prior to the issuance of shares upon the exercise of an option, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares. The closing price per share of our Common Stock on December 29, 2023, was $52.20 per share.
●	Stock Appreciation Rights. The plan administrator may grant SARs under the Restated Plan. A SAR entitles the holder upon exercise to receive an amount in cash, shares of Common Stock, other property, or a combination thereof (as determined by the plan administrator), computed by reference to appreciation in the value of the Common Stock. The grant date value of a SAR against which appreciation is determined cannot be less than the fair market value of a share of Common Stock at the time of grant, except for substitute awards. The expiration date of a SAR cannot be more than seven years after the date of the original grant. Prior to the issuance of shares upon the exercise of a SAR, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the underlying shares.

●	Restricted Stock. The plan administrator may grant restricted shares of Common Stock (“restricted stock”) to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the plan administrator shall determine in its discretion. Awards of restricted stock may be made in exchange for services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited to the Company unless specified conditions are met relating to continued service or attainment of performance goals. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares. Cash dividends or any other property distributed as a dividend with respect to a restricted stock award will be subject to the same vesting restrictions and risk of forfeiture as the underlying award.
●	Restricted Stock Units. The plan administrator may grant units having a value equal to an identical number of shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the plan administrator shall determine in its discretion. If the vesting requirements specified by the plan administrator are met, the grantee of such units will receive shares of Common Stock, cash, other property, or any combination thereof, as determined by the plan administrator, equal to the fair market value of the corresponding number of shares of Common Stock. A holder of restricted stock units has no voting rights or rights to receive dividends; however, the applicable award agreement may grant the participant dividend equivalents with respect to such restricted stock units. Any dividends or dividend equivalents provided with respect to a restricted stock unit award subject to vesting will be subject to the same vesting restrictions and risk of forfeiture as the underlying award.
●	Other Share-Based Awards. The plan administrator has the authority to grant awards under the Restated Plan, including awards of unrestricted stock, in addition to those specifically described in the Restated Plan. These awards must be valued in whole or in part by reference to, or must otherwise be based on, the shares of Common Stock (or the cash equivalent of such shares). These awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Restated Plan and/or cash awards made outside the Restated Plan. Each other share-based award will be evidenced by an award agreement that will specify terms and conditions as the plan administrator may determine.
●	Dividends; Dividend Equivalents. Awards other than options and SARs may, if determined by the plan administrator, provide that the participant will be entitled to receive, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of Common Stock covered by an award. The plan administrator may provide that such amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award. Any dividends or dividend equivalents provided with respect to awards subject to vesting will be subject to the same vesting restrictions and risk of forfeiture as the underlying awards.
●	Performance Awards. The plan administrator may also make awards of performance shares, performance units, or performance-based cash bonuses, subject to the satisfaction of specified performance criteria. Performance awards may be paid in shares of Common Stock, cash, other property, or any combination thereof, as determined by the plan administrator.

Performance Criteria. The performance goals for performance awards may, without limitation, be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer)); strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); cost per available seat mile; revenue per available seat mile; revenue or cost per revenue seat mile; percentage of flights completed on time; percentage of scheduled flights completed; lost passenger baggage per passenger or per seat mile; aircraft utilization; revenue per employee; and implementation, completion or attainment of measurable objectives with respect to commercialization, projects, service volume levels, acquisitions and divestitures; transactions; and recruiting and maintaining personnel. Such performance goals also may be based on the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The plan administrator may also exclude charges related to an event or occurrence which the plan administrator determines should appropriately be excluded, including: (1) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges; (2) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (3) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Tax Withholding.  The Restated Plan permits the plan administrator to allow for the withholding or surrender of shares in satisfaction of tax withholding with respect to awards with a value up to the minimum individual statutory tax rate in the applicable jurisdiction at the time of such withholding or such other higher rates approved by the plan administrator (which rates will in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)).

Minimum Vesting Requirement.  The Restated Plan contains a minimum vesting period which provides that no award agreement will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that the minimum vesting restrictions will not apply to (1) awards granted after the effective date of the Restated Plan that cover, in the aggregate, no more than 5% of the shares of Common Stock authorized for grant under the Restated Plan, (2) awards delivered in lieu of fully-vested cash-based awards under the Restated Plan (or other fully-vested cash awards or payments), and (3) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of our stockholders to the next annual meeting of our stockholders (so long as such period is at least 50 weeks). The minimum vesting requirement does not preclude the Committee (or the Board, in the case of awards granted to non-employee directors) from taking action, in its sole discretion, to accelerate the vesting of any award in connection with or following a participant’s death, disability, termination of service or the consummation of a change in control in the terms of an award agreement or otherwise.

Claw-back Provisions.  In the event of an accounting restatement, the plan administrator may in its sole discretion require a participant to repay or forfeit that portion of time- and/or performance-based awards that were granted, earned or vested during the Company’s three immediately preceding completed fiscal years that the plan administrator determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. Additionally, all awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any award or upon the receipt or resale of any shares of Common Stock underlying the award) will be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with applicable laws (including the Company’s Policy for Recovery of Erroneously Awarded Compensation) as and to the extent set forth in such claw-back policy or the applicable award agreement.

Treatment of Awards Upon a Change in Control.

●	Treatment of Awards Upon Non-Assumption in a Change in Control - Acceleration. Under the Restated Plan, in the event of a change in control, unless such awards are assumed or substituted or unless otherwise determined by the administrator and specified in the award agreement, all then-outstanding awards will become fully exercisable and vested upon the change in control, with all applicable performance goals or other vesting criteria deemed achieved as follows: (i) for any performance period that has not yet commenced as of the date of the change in control, at 100% of target levels; (ii) for any performance period that has commenced but has not yet ended as of the date of the change in control, at the greater of (1) 100% of target levels or (2) actual performance relative to the target levels as measured as of the date of the change in control (if measurable), and (iii) for any performance period that has ended prior to the date of the change in control, at actual performance relative to the target levels as measured as of the end of the performance period, and, in any case, all other terms and conditions deemed met.
●	Treatment of Awards Upon Assumption in a Change in Control – Double-Trigger Acceleration. Notwithstanding the foregoing, automatic vesting of awards upon a change in control will not occur if such awards are assumed or substituted in connection with a change in control; provided, that if the participant’s employment is terminated within 24 months of the change in control without “cause” or for “good reason”, then, unless otherwise determined by the plan administrator and specified in the award agreement, such participant’s awards will become fully exercisable and vested as of the date the participant’s employment is terminated, with all applicable performance goals or other vesting criteria deemed achieved as follows: (i) for any performance period that has not yet commenced as of the date of termination, at 100% of target levels; (ii) for any performance period that has commenced but has not yet ended as of the date of the termination, at the greater of (1) 100% of target levels or (2) actual performance relative to the target levels as measured as of the date of the termination (if measurable), and (iii) for any performance period that has ended prior to the date of the termination, at actual performance relative to the target levels as measured as of the end of the performance period, and, in any case, all other terms and conditions deemed met.

Under the Restated Plan, a change in control is generally defined as:

●	during any 24 month period, individuals who, as of the beginning of such period, constitute the Board together with any new director(s) whose election by our Board or nomination for election by our shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twenty-four-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board;
●	a transaction or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the Securities and Exchange Commission, or SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total combined voting power of our securities outstanding immediately after such acquisition;
●	our consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, other than a transaction that results in:
o	more than 50% of the total voting power of the successor entity is represented by our voting securities outstanding immediately prior to such transaction, and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities outstanding immediately prior to such transaction;
o	no person or group beneficially owning voting securities representing 50% or more of the combined voting power of the successor entity; and
o	at least a majority of the members of the board of directors of the successor entity following the transaction were directors of the Company at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or
●	complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of Common Stock or the value thereof, other than an equity restructuring, the plan administrator may make such equitable adjustments, if any, as the plan administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number, class and type of shares that may be issued under the Restated Plan (including, but not limited to, adjustments of the number of shares available under the Restated Plan and the maximum number of shares that may be issued pursuant to ISOs under the Restated Plan), (2) the number, class and kind of shares, or other securities or property, subject to outstanding awards, and (3) the exercise or grant price (if applicable) per share for any outstanding awards under the Restated Plan. If there is any equity restructuring, the plan administrator will equitably adjust each outstanding award as it deems appropriate, which may include adjusting the number, class and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, granting new awards to participants, and making a cash payment to participants. Adjustments in the event of an equity restructuring will not be discretionary. In the event of a change in control, after giving effect to the automatic vesting of awards described above in the event awards are not assumed or substituted for in a change in control, the plan administrator has the authority under the Restated Plan to take certain other actions with respect to outstanding awards to facilitate any such transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Nontransferability of Awards. No awards under the Restated Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, are transferable other than by will or the laws of descent and distribution, and an award may be exercised during the participant’s lifetime only by the participant or the participant’s estate, guardian or legal representative, except that the plan administrator may provide in an award agreement that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the plan administrator.

Repricing Without Shareholder Approval Prohibited. Other than pursuant to the provisions of the Restated Plan described above under the headings “Adjustments” and “Corporate Transactions,” the plan administrator may not without the approval of the Company’s shareholders (1) lower the exercise price of an option or SAR after it is granted or (2) cancel an option or SAR when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award.

Amendment and Termination. The Board or the Compensation Committee may, from time to time, alter, amend, suspend or terminate the Restated Plan. However, shareholder approval of any amendment to the Restated Plan will be obtained to the extent necessary to comply with any applicable law, regulation or stock exchange rule and for any increase in the total number of shares of Common Stock that may be issued under the Restated Plan or the number of shares of Common Stock that may be issued pursuant to ISOs under the Plan (other than adjustments in connection with certain corporate reorganizations and other events). The Restated Plan will continue until terminated by the Board or the Compensation Committee. No grants may be made under the Restated Plan following the date of termination, although grants made prior to that date may remain outstanding following the termination of the Restated Plan until their scheduled expiration date. No ISOs may be granted under the Restated Plan after the tenth anniversary of the date the Restated Plan was adopted by the Board.

Securities Laws. The Restated Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The Restated Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences

Tax Consequences to Participants

The following is a brief summary of certain material federal income tax consequences relating to awards under the Restated Plan under current United States federal income tax laws. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary is not intended to be complete and does not describe foreign, state and local tax laws, employment, estate or gift tax considerations. The tax information summarized is not tax advice.

Nonqualified Stock Options (“NSOs”). In general, (1) no income will be recognized by an optionee at the time an NSO is granted; (2) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Common Stock and the fair market value of the shares, on the date of exercise; and (3) at the time of sale of shares of Common Stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on whether the shares have been held for more than one year.

Incentive Stock Options (“ISOs”). No income will be recognized by an optionee upon the grant of an ISO. In general, no income will be recognized upon the exercise of an ISO for regular income tax purposes. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item subject to or triggering alternative minimum tax. If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no sale, transfer by gift or other disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares of Common Stock or other property received on the exercise.

Restricted Stock. The recipient of restricted shares of Common Stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). At such time, the recipient will be subject to tax at ordinary income rates on the fair market value of the shares (reduced by any amount paid by the participant for such shares). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon whether the shares have been held for more than one year. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units; Performance Awards; Dividend Equivalents and Other Share-Based Awards. Generally, no income will be recognized upon the award of restricted stock units, performance awards, dividend equivalents or other share-based awards. The recipient of any such award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of Common Stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid by the participant for such award). Upon the subsequent disposition of any shares received in settlement of an award, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Section 409A of the Code. Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the Restated Plan will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services should be entitled to a corresponding deduction provided that, among other things, the amount (1) meets the test of reasonableness, (2) is an ordinary and necessary business expense, (3) is not an “excess parachute payment” within the meaning of Section 280G of the Code, and (4) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for covered employees, generally all named executive officers and any covered employee from a previous year, exceeds $1 million in any one year.

New Plan Benefits

Other than with respect to the annual equity awards to our non-employee directors as described above under “Director Compensation,” all future awards under the Restated Plan are subject to the discretion of the plan administrator and the Company is unable to determine the amount of benefits that may be received by participants under the Restated Plan, if approved. No shares of Common Stock or awards have been issued with respect to the share increase for which shareholder approval is sought under this proposal.

Plan Benefits

The table below shows, as to the Named Executives and the various indicated groups, the number of shares of Common Stock subject to awards granted under the Existing Plan through March 15, 2024:

Name and Principal Position	Number of shares subject to fully vested stock awards	Number of shares subject to RSUs	Number of shares subject to performance share awards(1)
Russell A. Childs CEO & President	—	30,925	330,102
Robert J. Simmons Chief Financial Officer	—	10,806	114,935
Wade J. Steel Chief Commercial Officer	—	10,806	114,935
Greg S. Wooley Executive Vice President Operations	—	7,540	69,747
Eric J. Woodward Chief Accounting Officer	—	3,852	39,748
Executive officers, as a group	—	63,929	669,467
Non-employee directors, as a group	110,409	2,632	—
Nominees for election as directors	70,256	2,632	—
Each associate of any such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive five percent of all options, warrants or rights	—	—	—
Employees other than executive officers, as a group	—	310,671	370,576
(1)	Performance shares are reflected assuming “target” performance.

Voting

Assuming a quorum is present at the Meeting, approval of Proposal 3 requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders Vote FOR Approval of the Amended and Restated SkyWest, Inc. 2019 Long-Term Incentive Plan as set forth in this Proposal 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Following an evaluation by the Audit Committee and by the Company’s management of the performance of Ernst & Young LLP during the prior fiscal year, the Audit Committee has recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2024. The Company is seeking shareholder ratification of such action.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.

It is expected that representatives of Ernst & Young LLP will attend the Meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Voting

Assuming a quorum is present at the Meeting, approval of Proposal 4 requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

The Board Recommends that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2024.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2023 and 2022, by Ernst & Young LLP (“EY”):

	Year Ended December 31,
	2023	2022
Audit Fees (1)	$1,441,792	$1,141,818
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,441,792	$1,141,818

(1)	Audit Fees consist of fees and related expenses for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10-Q.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall pre-approve all external audit services, internal control-related services and permissible non-audit services (including the fees and terms thereof), subject to certain specified exceptions. The Audit Committee has also adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all of its services by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of such approval is given to the other members of the Audit Committee and presented to the full Audit Committee for ratification at its next scheduled meeting. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the auditors. All of the services listed above were pre-approved by the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE

Management of the Company has primary responsibility for the Company’s financial statements and internal control over the Company’s financial reporting. EY, the Company’s independent registered public accounting firm, has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. It is the responsibility of the Audit Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with representatives of EY and Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

At its meetings during the year ended December 31, 2023, the Audit Committee reviewed and discussed the following topics, among other matters: financial performance; financial reporting practices; quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations; cybersecurity matters and risks and information technology controls; enterprise risk management and risk assessment; legal and regulatory issues; accounting and financial management issues; critical accounting policies and critical audit matters; accounting standards; airline industry matters; and a summary of calls received on the Company’s anonymous whistleblower hotline. The Audit Committee held separate executive sessions regularly with representatives of EY, Protiviti and the Company’s legal counsel, during which the following topics, among other matters, were discussed: financial management, accounting, internal controls, finance and accounting staffing, legal matters and compliance issues. The Audit Committee also regularly reviewed with its outside advisors material developments in the law and accounting literature that could be pertinent to the Company’s financial reporting practices.

In addition, the Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2023, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

In connection with the financial statements for the year ended December 31, 2023, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management;
(2)	discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; and
(3)	received the written disclosures and letter from EY regarding the auditors’ independence required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 6, 2024 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit Committee

Keith E. Smith, Chair

Smita Conjeevaram

Andrew C. Roberts

Meredith S. Madden

James L. Welch

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

PROPOSAL 5

SHAREHOLDER PROPOSAL REGARDING

COLLECTIVE BARGAINING POLICY

Background

As You Sow, on behalf of LongView 600 Small Cap Index Fund, a shareholder of the company, has advised the Company that it intends to present the following proposal at the Annual Meeting. The Company will provide the address of the shareholder and the number of the Company’s securities that the shareholder owns promptly upon request. If the shareholder or its qualified representative is present at the Annual Meeting and properly submits the shareholder proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with federal securities laws, the proposal is presented below as submitted to the Company and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons set forth in the Board’s Statement in Opposition, which follows the shareholder proposal, the Board unanimously recommends that shareholders vote AGAINST the proposal.

Shareholder Proposal

WHEREAS: Freedom of association and collective bargaining are fundamental human rights under internationally recognized human rights frameworks. According to the International Labour Organization (ILO), “Freedom of association refers to the right of workers . . . to create and join organizations of their choice freely and without fear of reprisal or interference.”1

In 2023, the United States saw a “revival of union power” leading to significant changes in employee contracts in multiple industries.2 As investor and public expectations for companies to respect fundamental labor rights continue to grow, an increasing number of companies have taken meaningful steps to strengthen their policies and practices, including Southwest Airlines, United Airlines, American Airlines, and JetBlue.

SkyWest, Inc. is reliant on a domestic workforce and customer base. However, the Association of Flight Attendants-CWA has alleged that SkyWest retaliated against employees seeking union representation and funds an internal employee association, the SkyWest Inflight Association (SIA), intended to replace independent unionization.3 This is at odds with the ILO’s ethos of independent bargaining and non-interference. A case has been filed alleging that SIA is an illegal ‘dummy union.’4

Should SkyWest’s brand be linked to anti-union rhetoric, it risks losing customers. A recent Gallup poll found that American approval of unions is higher than it has been in over 50 years.5 Controversy over SIA has already led to negative publicity for the Company, including Senator Bernie Sanders tweeting: “Creating company unions are an illegal union busting tactic. Follow the law!”6

Moreover, the presence of unions has been positively correlated with low turnover, improved diversity, investment in training, and reduced legal and regulatory violations.7 Conversely, companies that actively oppose unionization experience declines in productivity relative to those that are less opposed; “the overall negative effects are driven by manager’s or owner’s dislike of working with unions rather than economic costs of unions.”8

RESOLVED: Shareholders request the Board adopt and disclose a Non-Interference Policy upholding the rights to freedom of association and collective bargaining in its operations, as reflected in the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work.

SUPPORTING STATEMENT: The Policy should contain commitments to:

●	Non-interference when employees exercise their right to form or join a trade union, including prohibiting SkyWest from undermining this right or pressuring employees seeking to form or join a company-hosted organization intended to represent employees;

●	Good faith and timely collective bargaining if employees form or join a trade union;

●	Where national or local law is silent or differs from international human rights standards, following the higher standard; and

●	Processes to identify, prevent, account for, and remedy any practices that violate or are inconsistent with the Policy.

__________________

1	https://www.ilo.org/actrav/events/WCMS_315488/lang--en/index.htm
2	https://hbr.org/2023/10/are-we-seeing-a-revival-of-union-power
3	https://www.afacwa.org/skywest_management_illegal_retaliation
4	https://assets.nationbuilder.com/afacwa/pages/3329/attachments/original/1697057943/2-23-cv-00723.pdf?1697057943
5	https://www.huffpost.com/entry/labor-unions-making-a-comeback_n_64f23d39e4b03bdff3ae2c17
6	https://twitter.com/BernieSanders/status/1715357837017141546
7	https://www.piie.com/blogs/realtime-economic-issues-watch/higher-wages-low-income-workers-lead-higher-productivity; https://www.trilliuminvest.com/news-views/the-investor-case-for-supporting-worker-organizing-rights; https://www.workerscapital.org/our-resources/shared-prosperity-the-investor-case-for-freedom-of-association-and-collective-bargaining/
8	https://www.census.gov/content/dam/Census/newsroom/press-kits/2023/assa/unionization-employer-opposition-preview.pdf, p.3

STATEMENT IN OPPOSITION

The Board of Directors has considered this proposal and believes its adoption would be detrimental to the interests of the Company, our people, and our shareholders and therefore recommends that shareholders vote AGAINST the shareholder proposal.

This proposal is unnecessary because SkyWest already follows a policy of non-interference, which is not only required by U.S. law under the Railway Labor Act (RLA), but also is the best business practice.

Simply stated, the proposal asks the Company to do something that it is already doing – and which is required by law – which is to allow our employees to decide how they will collectively negotiate with the Company. The RLA guarantees the rights of airline employees to organize and bargain collectively with their employers and prohibits airline employers from interfering in organizing activities. SkyWest has, and will continue to, conduct its business in accordance with the RLA.

SkyWest culture is firmly rooted in taking care of our people, as is evidenced by our ongoing investments in our people far beyond other regional carriers.

SkyWest provides the best total compensation in the regional airline industry. Together with our people, SkyWest has created an environment of top wages, best-in-class work rules, the unmatched ability to work from one of 19 crew bases, profit sharing, unrivaled travel and other benefits, as well as the opportunity for both personal and professional growth. Moreover, SkyWest crewmembers enjoy working on the newest and largest fleet of dual-class aircraft in the regional airline industry.

Additionally, as COVID receded and at the beginning of the recovery, SkyWest worked with every major operational workgroup, including our pilots, flight attendants and mechanics, to secure significant increases in each of their pay scales and bonuses. These increases included a 35% increase in starting pay for SkyWest flight attendants in 2023.

SkyWest puts our people first. During the pandemic, SkyWest acted quickly to protect jobs and avoid furloughs. While union contracts at other airlines forced competitors to deal with the downturn through furloughs, SkyWest had the unique opportunity to work quickly with our people to lead the industry with innovative, voluntary and flexible programs – well ahead of any government aid.

Despite operating a mere fraction of its flights amidst a nation of nearly vacant airports, SkyWest did not furlough a single crewmember or mechanic. In fact, SkyWest has never furloughed a crewmember or mechanic in its 52 years of operations.

SkyWest openly communicates with – and listens to – our employees. SkyWest believes that our people are our competitive advantage, and that our positive working relationship with each of our operational workgroups benefits both the Company and our people. SkyWest’s culture enables open and honest communication, facilitates timely and direct negotiation, and provides employees with unparalleled avenues for direct input to management – both individually and collectively. This has resulted in SkyWest employees receiving the top pay and work rules in the regional airline industry.

SkyWest’s “people-first” culture has been widely recognized. SkyWest is widely recognized as a top-performing airline and has been recognized by Great Place to Work ® and Forbes America’s Best Large Employers list, as well as by its employees, whose reviews and feedback have placed SkyWest on Glassdoor’s Best Places to Work.

The proposal is misguided and would be counterproductive.

SkyWest has always respected our employees’ choices and encouraged honest, transparent, and respectful dialogue. SkyWest’s existing policies protect the rights of our workers, who through our current collaborative model have secured the highest compensation in the regional industry.

The policy that the proponent is asking the Company to adopt would, among other things, require that SkyWest voluntarily waive its rights under the RLA by curtailing communications regarding union representation and its impact on the Company and its employees. SkyWest has always been committed to providing employees with factual information to make an informed decision on union representation. However, such a policy as proposed would negatively impact SkyWest’s positive relationship with our people by stifling communication between the Company and the very employees that the policy seeks to protect.

Together with our people, SkyWest has created a positive and constructive environment with top compensation, best-in-class work rules, and opportunity for both personal and professional growth for employees. SkyWest believes that our track record of positively working with our employees, best-in-industry practices and overall employee satisfaction are the direct result of its current, collaborative, open-door culture. In the highly competitive industry in which we operate, it is as important as ever to take care of our people. Efforts to derail these practices and positive relationships, such as by stifling the Company’s communications with our employees, would be counterproductive.

The proposal asks the Company to adopt a policy that commits the Company to follow unspecified standards.

The proposal would require SkyWest to follow “international human rights standards” whenever they exceed applicable local law. But nowhere does the proposal define or identify which international human rights standards it intends to apply. It is both impractical and irresponsible for the Company to adopt a policy with such ambiguous standards, as it would be unable to carefully evaluate the full extent of the potential impact on our employees or shareholders and could expose the Company to unnecessary scrutiny and/or liability.

The Board Recommends that Shareholders Vote AGAINST the Shareholder Proposal.

DELINQUENT SECTION 16(a) REPORTS

The Company’s executive officers, directors and 10% shareholders are required under Section 16 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2023 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Exchange Act, except that one Form 4 was filed late for Mr. Atkin with respect to two bona fide charitable gifts for no consideration, both of which occurred in 2023.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2025 Annual Meeting of Shareholders, the proposal must be in proper form (per Securities and Exchange Commission Regulation 14A, Rule 14a-8—Shareholder Proposals) and received by the Chief Financial Officer of the Company on or before November 26, 2024. Shareholder proposals to be presented at the 2025 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than February 6, 2025, and no later than February 26, 2025, in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws. In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2025. The Company intends to file a proxy statement and white proxy card with the Securities and Exchange Commission in connection with its solicitation of proxies for the Company’s 2025 Annual Meeting of Shareholders.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2023 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2023 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2023 Annual Report to Shareholders should submit a request in writing to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Robert J. Simmons

Chief Financial Officer

St. George, Utah

March 26, 2024

APPENDIX A

TO

PROXY STATEMENT

Reconciliation of Non-GAAP Financial Measures

The non-GAAP information presented in this proxy statement should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items.

Reconciliation to Adjusted Pre-Tax Earnings (Unaudited)

(in thousands)

Year Ended December 31, 2023

GAAP pre-tax earnings	$40,309
Revenue deferred (recognized) (1)	229,862
Decrease in unbilled revenue (1)	12,601
Adjusted pre-tax earnings	$282,772
(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process for the purpose of the annual cash incentives. These adjustments were also applied to the SkyWest Airlines GAAP pre-tax earnings for the purpose of the annual cash incentives.

Reconciliation to Adjusted EBITDA (Unaudited)

(in thousands)

	Year Ended December 31,
	2023	2022	2021
GAAP operating income	$104,069	$181,162	$275,867
Depreciation and amortization	383,115	394,552	440,198
Revenue deferred (recognized) (1)	229,862	40,812	(6,832)
Unbilled revenue decrease (increase) (1)	12,601	(11,491)	(8,404)
Non-cash impairment charges (2)	2,318	51,384	84,592
Adjusted EBITDA	$731,965	$656,419	$785,421

Diluted weighted average common shares outstanding	44,599	50,644	50,753
Adjusted EBITDA per share (3)	$16.41	$12.96	$15.48

(1)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process.
(2)	These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented. These items were not contemplated during the goal setting process.
(3)	Adjusted EBITDA per share for the 2023 year was not a metric used by the Company for incentive purposes, however it was included in this table for comparison purposes to the 2022 and 2021 years.

Reconciliation to Free Cash Flow (Unaudited)

(in thousands)

Year Ended December 31, 2023
Adjusted EBITDA	$731,965
Non- aircraft capital expenditures	(203,236)
Free cash flow	$528,729

APPENDIX B

TO

PROXY STATEMENT

SkyWest Inc.

2019 Long-Term Incentive Plan

(AMENDED AND RESTATED EFFECTIVE MAY 7, 2024)

SkyWest, Inc. (the “Company”), a Utah corporation, hereby establishes and adopts the following SkyWest, Inc. amended and restated 2019 Long-Term Incentive Plan (the “Plan”). This Plan amends and restates the SkyWest, Inc. 2019 Long-Term Incentive Plan (the “Original 2019 Plan”) in its entirety effective as of May 7, 2024, which is the date on which this amendment and restatement of the Plan was approved by the stockholders of the Company (the “Restatement Effective Date”). The Original 2019 Plan was effective on May 7, 2019 (the “Original Effective Date”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.DEFINITIONS

2.1.“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2.“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3.“Board” shall mean the board of directors of the Company.

2.4.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5.“Committee” shall mean the entity that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 4.2(c) hereof, or which the Board has assumed, the term “Committee” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties. Unless otherwise determined by the Board, the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder shall serve as the “Committee” and, unless otherwise determined by the Board, shall consist of no fewer than two Directors, each of whom is: (a) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act; and (b) an “independent director” for purpose of the rules of the applicable Securities Exchange on which the Shares are traded, to the extent required by such rules.

2.6.“Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person: (a) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; (b) does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.7.“Director” shall mean a non-employee member of the Board.

2.8.“Dividend Equivalents” shall have the meaning set forth in Section 8.2.

2.9.“Employee” shall mean any employee of the Company or any Subsidiary.

2.10.“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the price of a Share (or other Company securities) and causes a change in the per Share value of a Share underlying outstanding Awards.

2.11.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12.“Fair Market Value” shall mean, with respect to Shares as of any date: (a) the closing price of the Shares as reported on the Securities Exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (b) if the Shares are not listed on any Securities Exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (c) if the Shares are neither listed on a Securities Exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.13.“Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.14.“Non-Qualified Stock Option” shall mean an Option not intended or not qualifying as an Incentive Stock Option.

2.15.“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16.“Original 2019 Plan” shall have the meaning set forth in the Preamble.

2.17.“Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.18.“Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.19.“Payee” shall have the meaning set forth in Section 13.2.

2.20.“Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.21.“Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.22.“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.23.“Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.24.“Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.25.“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.26.“Plan” shall mean this amended and restated SkyWest, Inc. 2019 Long-Term Incentive Plan, as set forth herein, and as subsequently amended from time to time.

2.27.“Prior Plan Award” shall mean an award granted under the Company’s 2010 Long-Term Incentive Plan.

2.28.“Restatement Effective Date” shall have the meaning set forth in the Preamble.

2.29. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30.“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.31.“Restricted Stock Unit” means an Award that represents an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32.“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.33.“Securities Exchange” means the principal U.S. national securities exchange on which the Shares are listed and traded on the date in question. As of the date hereof, the applicable Securities Exchange is The NASDAQ Global Select Market.

2.34.“Shares” shall mean the shares of common stock, no par value, of the Company.

2.35.“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.36.“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain owns, at the time of the determination, securities or interests representing at least 50% or more of the total combined voting power of all classes of securities or interests in one of the other entities in the chain.

2.37.“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for: (i) awards previously granted by an entity (other than the Company or a Subsidiary) that is acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines; or (ii) the right or obligation of any entity acquired by the Company or acquired by any Subsidiary, or with which the Company or any Subsidiary combines, to make future awards.

2.38.“Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.SHARES SUBJECT TO THE PLAN

3.1Number of Shares.

(a)Subject to adjustment as provided in Section 12.2, as of the Restatement Effective Date, such number of Shares shall be authorized for grant under the Plan as is equal to the sum of (i) 5,465,5251 Shares, plus (ii) any Shares covered by Prior Plan Awards that became available for grant under the Original 2019 Plan pursuant to Section 3.1(b) of the Original 2019 Plan prior to the Restatement Effective Date.2 Any Shares that are subject to Options or Stock Appreciation Rights granted on or after the Original Effective Date shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted on or after the Original Effective Date shall be counted against this limit as one and sixty-five one-hundredths (1.65) Shares for every one (1) Share granted.

(b)If an Award or any Shares subject to an Award is forfeited, expires, or is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or to satisfy any tax withholding obligation with respect to an Award; (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof; and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. Any Shares of Restricted Stock forfeited by the Participant or repurchased by the Company under Section 7.3(d) hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards under the Plan, in accordance with Section 3.1(d) below. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan (except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan), nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under Section 3.1(a) of the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

(d)Any Shares that again become available for grant pursuant to Section 3.1(b) shall be added back as: (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan; and (ii) as one and sixty-five one-hundredths (1.65) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

1 Represents the sum of (A) 4,167,525 Shares authorized for issuance under the Original 2019 Plan as of the Original Effective Date, plus (B) 1,298,000 newly authorized Shares approved by the Company’s stockholders on the Restatement Effective Date.

2 As of the Restatement Effective Date (i.e., the date of the Company’s Annual Stockholder Meeting in 2024 (May 7, 2024)), and subject to stockholder approval, there will be 3,898,000 shares available for the grant of new Awards (consisting of 2,600,000 shares that were available for the grant of new awards under the Plan as of December 31, 2023, plus 1,298,000 newly authorized shares approved by the Company’s stockholders on the Restatement Effective Date), less grants made under the Original 2019 Plan after December 31, 2023 and counted as provided in Section 3.1(a), subject to adjustment pursuant to Section 12.2 and Section 3.1(b).

(e)Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 10,000,000 Shares, subject to adjustment as provided in Section 12.2.

3.2.Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3Award Vesting Limitations.    Notwithstanding any other provision of the Plan to the contrary, but subject to Section 11, Section 12.2 and the last sentence of this Section 3.3, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 3.3 shall not apply to: (a) any Awards delivered in lieu of fully-vested cash-based Awards under the Plan (or other fully-vested cash awards or payments), (b) any Awards to Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (c) any other Awards that result in the issuance of an aggregate of up to five percent (5%) of the number of Shares authorized for grant under the Plan as of the Restatement Effective Date. Nothing in this Section 3.3 precludes the Committee (or the Board, in the case of awards granted to Directors) from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of service or the consummation of a Change in Control in the terms of an Award Agreement or otherwise.

4.ELIGIBILITY AND ADMINISTRATION

4.1.Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2.Administration.

(a)The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) subject to Section 12.1, determine whether, to what extent, and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; (xii) accelerate the vesting, payment and/or settlement of any Award; (xiii) amend any Award or Award Agreement, provided that the rights or obligations of the Participant of the Award that is the subject of any such Award Agreement are not impaired by such amendment in any material respect, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Sections 11.1, 11.2, 12.1, 12.2, 13.5, 13.15 or the other terms of this Plan; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to a Director shall require the prior approval of the Board.

(c)To the extent not inconsistent with applicable law, or the rules and regulations of the Securities Exchange on which the Shares are traded, the Board or the Committee may delegate to a committee of one or more directors of the Company or one or more officers of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2(c) shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

4.3.Director Limit. Notwithstanding any provision to the contrary in the Plan, the Board may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Board will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000 (increased to $750,000 with respect to any non-employee Director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee Director's initial service as a non-employee Director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement). The Board may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

5. OPTIONS

5.1.Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan (including Section 3.3). The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3.Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant.

5.4.Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.

5.5.Exercise of Options.

(a)Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); (ii) by tendering previously acquired Shares (either actually or by attestation) with a fair market value on the date of delivery equal to the amount of the purchase price to be paid by the Participant; (iii) with the consent of the Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price; (iv) with the consent of the Committee, by the withholding of Shares issuable upon exercise of such Options by the Company with a fair market value on the date of delivery equal to the amount of the purchase price to be paid by the Participant; (v) through any other method specified in an Award Agreement (including through delivery (including telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of such Options, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable purchase price (provided that such amount is paid to the Company at such time as may be required by the Company)); or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)Notwithstanding the foregoing, an Award Agreement evidencing an Option may provide that if on the last day of the term of the Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option (subject to Section 13.2). In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6.Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities.

5.7.Incentive Stock Options. The Committee may grant Incentive Stock Options to any Employee of the Company or any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (b) one (1) year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Committee will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

6.STOCK APPRECIATION RIGHTS

6.1.Grant and Exercise. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.

6.2.Terms and Conditions. Stock Appreciation Rights shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan (including Section 3.3), as shall be determined from time to time by the Committee, including the following:

(a)Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of: (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise), over (ii) the grant price of the Stock Appreciation Right.
(b)The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(c)The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.
(d)The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall: (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2; and (ii) have a term not greater than seven (7) years.
(e)An Award Agreement evidencing a Stock Appreciation Right may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes (subject to Section 13.2). Any fractional Share shall be settled in cash.

7.RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1.Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. Subject to Section 3.3, each Restricted Stock Award and Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee during the applicable Vesting Period. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock Awards or Restricted Stock Unit Awards; provided that the consideration shall in all events equal or exceed the par value per Share.

7.2.Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether any such Restricted Stock Unit Awards shall have Dividend Equivalents. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3.Rights of Holders of Restricted Stock and Restricted Stock Units.

(a)Unless otherwise provided in the applicable Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and, subject to Section 7.3(c), the right to receive dividends and other distributions made with respect to such Shares.

(b)A Participant receiving a Restricted Stock Unit Award shall not possess voting rights or the right to receive any dividends or other distributions with respect to such Award. The applicable Award Agreement may, however, grant the Participant Dividend Equivalents with respect to Restricted Stock Units (which Dividend Equivalents shall be subject to the provisions of Section 8.2).

(c)Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, Shares or other property has been distributed and shall either (i) be paid at the time such restrictions and risk of forfeiture lapse or (ii) forfeited to the extent the underlying Restricted Stock is forfeited.

(d)Except as otherwise determined by the Committee at the time of the grant of a Restricted Stock Award or thereafter, (a) if no purchase price was paid by the Participant for the Restricted Stock, upon a termination of the Participant's employment or service relationship, the Participant's rights in unvested Restricted Stock then subject to restrictions shall lapse and be forfeited, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration, and (b) if a purchase price was paid by the Participant for the Restricted Stock, upon a termination of the Participant's employment or service relationship, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the applicable Award Agreement.

7.4Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.OTHER SHARE-BASED AWARDS; DIVIDEND EQUIVALENTS

8.1.Grants of Other Share-Based Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation. Subject to Section 3.3, other Share-Based Awards shall be subject to such vesting restrictions as are imposed by the Committee during the applicable Vesting Period.

8.2.Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and shall provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, dividends or Dividend Equivalents with respect to an Award that is subject to vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the

Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests. For the avoidance of doubt, dividend or Dividend Equivalents may not be granted in connection with an Option or Stock Appreciation Rights.

8.3.Award Agreements. The terms of Other Share-Based Award and Dividend Equivalents granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether any such Other Share-Based Awards shall have Dividend Equivalents (which Dividend Equivalents shall be subject to the provisions of Section 8.2). The terms of such Awards need not be the same with respect to each Participant.

8.3.Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards and Dividend Equivalents may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.

9.PERFORMANCE AWARDS

9.1.Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon, without limitation, the criteria set forth in Section 10.1.

9.2.Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan (subject to Section 3.3), including whether such Awards shall have Dividend Equivalents (which Dividend Equivalents shall be subject to the provisions of Section 8.2). The terms of Performance Awards need not be the same with respect to each Participant.

9.3.Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.

10.PERFORMANCE CRITERIA

10.1.Performance Criteria. If the Committee determines that the lapsing of restrictions on an Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, such performance goals may, without limitation, be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer)); strategic partnerships or transactions; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); cost per available seat mile; revenue per available seat mile; revenue or cost per revenue seat mile; percentage of flights completed on time; percentage of scheduled flights completed; lost passenger baggage per passenger or per seat mile; aircraft utilization; revenue per employee; and implementation, completion or attainment of measurable objectives with respect to commercialization, projects, service volume levels, acquisitions and divestitures; transactions; and recruiting and maintaining personnel. Such performance goals also may be based on the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including: (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

11.CHANGE IN CONTROL PROVISIONS

11.1.Treatment of Awards Upon Non-Assumption in a Change in Control. Subject to Section 11.2 below, unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event of a Change in Control of the Company, to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in the case of a Change in Control in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control the vesting of which is solely time-based that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable; (ii) all restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of the Change in Control the vesting of which is solely time-based that are not assumed or substituted for (or continued)shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested; (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Award outstanding as of the date of the Change in Control the vesting of which is solely time-based that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; and (iv) with respect to any Award the vesting of which is solely or partly tied to performance objectives, all performance goals or other vesting criteria applicable to such Award will be deemed achieved as follows: (A) for any performance period that has not yet commenced as of the date of the Change in Control, at 100% of target levels; (B) for any performance period that has commenced but has not yet ended as of the date of the Change in Control, at the greater of (1) 100% of target levels or (2) actual performance relative to the target levels as measured as of the date of the Change in Control (if measurable), and (C) for any performance period that has ended prior to the date of the Change in Control, at actual performance relative to the target levels as measured as of the end of the performance period, and, in any case, all other terms and conditions will be deemed met and the resulting portion of the Award shall become free of all restrictions, limitations and conditions and become vested as to the portion of such Award determined in accordance with this clause (iv).

11.2.Treatment of Awards Upon Assumption or Substitution in a Change in Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or provides a substitute award for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award or Dividend Equivalent Award (or in which the Company is the ultimate parent corporation and continues the Award), the automatic accelerated vesting of Awards as described in Section 11.1 upon a Change in Control shall not occur; provided that, if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) without “cause” or for “good reason” as defined in the Award Agreement or under other circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or such other longer period of time as is set forth in the applicable Award Agreement, but in no event beyond the original outside expiration date of such Award); (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested; (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; and (iv) with respect to any Award the vesting of which is solely or partly tied to performance objectives, all performance goals or other vesting criteria applicable to such Award will be deemed achieved as follows: (A) for any performance period that has not yet commenced as of the date of termination, at 100% of target levels; (B) for any performance period that has commenced but has not yet ended as of the date of termination, at the greater of (1) 100% of target levels or (2) actual performance relative to the target levels as measured as of the date of termination (if measurable), and (C) for any performance period that has ended prior to the date of termination, at actual performance relative to the target levels as measured as of the end of the performance period, and, in any case, all other terms and conditions will be deemed met and the resulting portion of the Award shall become free of all restrictions, limitations and conditions and become vested as to the portion of such Award determined in accordance with this clause (iv). For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if, following the Change in Control, the assumed or substituted award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

11.3.Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a)During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the

Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary; (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities; (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c); or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

11.4.No Restriction on Company Rights. The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.5.Administrative Convenience. In the event of any Change in Control or any transaction described in Section 12.2, including any Equity Restructuring, for reasons of administrative convenience, the Company, in its discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.GENERALLY APPLICABLE PROVISIONS

12.1.Amendment and Termination of the Plan; Prohibition on Repricing. The Board or the Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the Securities Exchange on which the Shares are then traded. However, subject to Section 12.2 hereof, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 12.2, increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan or the maximum number of Shares that may be issued pursuant to Incentive Stock Options under the Plan. Subject to Article 11 and Section 12.2 hereof, the Committee shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2 hereof, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

12.2.Adjustments.

(a)In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions may be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued pursuant to Incentive Stock Options, and, in the aggregate, in the number, class, kind and exercise price or grant price (if applicable) of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

(b)In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 12.2 or Article 11, the Committee will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number, class and kind of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 12.2(b) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

(c)In the event of any Change in Control, after giving effect to any accelerated vesting pursuant to Section 11.1 in the event Awards under the Plan are not assumed or substituted for as provided therein, the Committee, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, or (y) to facilitate such transaction or event: (i) to provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; (ii) to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee; (iii) to make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards; (iv) to replace such Award with other rights or property selected by the Committee; and/or (v) to provide that the Award will terminate and cannot be exercised or become payable after the applicable event.

12.3.Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to: (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings; (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i); (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders; or (iv) for charitable donations; provided that such transfer is not effectuated for any value or consideration and such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided, further, that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4.Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5.Deferral. The Committee in its sole discretion shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

12.6.Payment. The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) Shares (including, in the case of payment of the exercise or purchase price of an Award, Shares issuable pursuant to the exercise or settlement of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences, in each case, having a fair market value on the date of delivery equal to the aggregate payments required, (c) through delivery (including telephonically to the extent permitted by the Company) of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Committee, or (e) any combination of the foregoing. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of

Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act. In all events, valid consideration shall be paid for all Shares issued under the Plan, which consideration shall in all events equal or exceed the par value per Share.

13.MISCELLANEOUS

13.1.Award Agreements. Each Award Agreement shall either be: (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf; or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2.Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of any taxable event concerning a Payee arising in connection with any Award. The Company or any Subsidiary shall have the right to withhold or deduct from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. The Committee may in its sole discretion and in satisfaction of the foregoing requirement allow a Payee to satisfy such obligations by any payment means described in Section 12.6 hereof, including without limitation, by allowing such Payee to elect to have the Company or a Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on such Payee’s minimum applicable statutory tax withholding rates for federal, state, local and foreign income tax and payroll tax purposes or such other higher rates approved by the Committee (which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); provided, however, unless otherwise approved by the Committee, to the extent such Shares were acquired by the Payee from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that the number of Shares delivered or retained shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America, even if such rounding would cause the fair market value of the Shares tendered or withheld to exceed the minimum applicable statutory withholding rate. The Committee shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

13.3.Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason “at will.” Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4.Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5.Cancellation of Award; Forfeiture of Gain; Claw-backs.

(a)Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Award Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b) If the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, then the Committee may, in its sole discretion (considering any factors the Committee deems appropriate), require a Participant to repay or forfeit to the Company that portion of time- and/or performance-based Awards that were granted, earned or vested during the Company’s three completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement, that the Committee determines was in excess of the amount that would have been granted, earned or vested during such period based on the restated results. In the case of time-based Awards, a recoupment may occur, in the Committee’s sole discretion, if the Committee concludes that the grant, earning and/or vesting of the Awards would not have been made, or would have been lower had they been based on the restated results, and it is possible to clearly compute the amount of such lesser award. The amount to be recouped shall be determined by the Committee in its sole and absolute discretion, and the form of such recoupment may be made, in the Committee’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested Awards, cash repayment or both. Any decision by the Committee that no recoupment shall occur because of difficulties of computation or otherwise shall not be reviewable. Further, all Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation, as and to the extent set forth in such claw-back policy or the Award Agreement. In addition, the Board may impose such other claw-back, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a claw-back policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

13.6.Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (“SEC”), any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.7.Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8.Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9.Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10.Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11.Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12.Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.

13.13.Effective Date of Plan; Termination of Plan. This amended and restated Plan shall be effective on the date of the approval of the Plan by the stockholders of the Company (the “Restatement Effective Date”). If the Plan is not approved by the Company’s stockholders, this amended and restated Plan will not become effective, no Awards will be granted under this amended and restated Plan and the Original 2019 Plan will continue in full force and effect in accordance with its terms. This amended and restated Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of this amended and restated Plan. Notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under this amended and restated Plan after the tenth (10th) anniversary of the date on which this amended and restated Plan is adopted by the Board.

13.14.Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.15.Compliance with Section 409A of the Code.

(a)The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Committee may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 13.15. otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s employment or service relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or service relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Committee determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

13.16No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of: (a) the offer or issuance of any Award; (b) any Shares issuable upon the exercise of any Award; or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of: (i) any offer or issuance of any Award; (ii) any Shares issuable upon exercise of any Award; or (iii) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.17Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V33098-P04719 The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote FOR proposal 3. The Board of Directors recommends you vote FOR proposal 4. The Board of Directors recommends you vote AGAINST proposal 5. NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment thereof. 2. To approve, on an advisory basis, the compensation of the Company's named executive officers. 3. To approve the Amended and Restated SkyWest, Inc. 2019 Long-Term Incentive Plan. 4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. 5. A shareholder proposal regarding collective bargaining policy. For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain SKYWEST, INC. SKYWEST, INC. ATTN: ROBERT J. SIMMONS 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1b. Smita Conjeevaram 1a. Russell A. Childs 1e. Ronald J. Mittelstaedt 1c. Derek J. Leathers 1d. Meredith S. Madden 1f. Keith E. Smith 1g. James L. Welch ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 6, 2024 for shares held directly and by 11:59 P.M. ET on May 2, 2024 for shares held in the Company's 401K Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SKYW2024 You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 6, 2024 for shares held directly and by 11:59 P.M. ET on May 2, 2024 for shares held in the Company's 401K Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. V33099-P04719 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SKYWEST, INC. The undersigned hereby appoints Russell A. Childs and Robert J. Simmons and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held exclusively online at 10:00 a.m., MDT on May 7, 2024 at www.virtualshareholdermeeting.com/SKYW2024, and any adjournment thereof, with all powers which the undersigned would possess if in attendance at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND AGAINST PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side